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                                                                   Exhibit 2.1





                             AGREEMENT AND PLAN OF MERGER

                                        AMONG

                             SIERRA HEALTH SERVICES, INC.

                               SIERRA ACQUISITION CORP.

                                         AND

                           PHYSICIAN CORPORATION OF AMERICA








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     AGREEMENT AND PLAN OF MERGER dated as of November 2, 1996, among Sierra
Health Services, Inc., a Nevada corporation ("Sierra"), Sierra Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Sierra ("Sierra Sub"), and Physician Corporation of America, a Delaware corporation ("PCA").

     WHEREAS, the respective Boards of Directors of Sierra, Sierra Sub and PCA have determined that it is in the best interests of their respective stockholders to enter into a business combination involving the merger of PCA and Sierra Sub, pursuant to the terms and conditions of this Agreement;

     WHEREAS, to effect such transaction, the respective Boards of Directors of Sierra, Sierra Sub and PCA, and Sierra acting as the sole shareholder of Sierra Sub, have approved the merger of PCA and Sierra Sub (the "Merger"), pursuant to the terms and conditions of this Agreement, whereby each issued and outstanding share of Common Stock, par value $.01 per share, of PCA ("PCA Common Stock") not owned directly or through a wholly-owned Subsidiary by Sierra or directly by PCA will be converted into the right to receive Common Stock, par value $.005 per share, of Sierra ("Sierra Common Stock"), all as provided herein;

     WHEREAS, Sierra, Sierra Sub and PCA desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests";

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

                                ARTICLE I.  THE MERGER

     1.1. EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, the officers' certificate of PCA required by Section 251 of the Delaware General Corporation Law (the "DGCL") shall be duly prepared, executed and acknowledged by PCA (such document and any other documents necessary to effect the Merger in accordance with the DGCL shall be referred to as the "Merger Filings") and shall be delivered by the Surviving Corporation (as defined in Section 1.3) to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the filing of the Merger Filings with the Secretary of State of the State of Delaware (the "Effective Time").

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     1.2. CLOSING.  The closing of the Merger (the "Closing") will begin at
10:00 a.m. local time on a date to be specified by the parties, which shall be no later than the fifth business day after satisfaction of the latest to occur of the conditions set forth in Sections 6.1, 6.2(b) (other than the delivery of the officers' certificates referred to therein), 6.2(e), 6.3(b) (other than the delivery of the officers' certificates referred to therein) and 6.3(d) (provided that the other closing conditions set forth in Article VI have been met or waived as provided in Article VI at or prior to the Closing) (the "Closing Date"), at the offices of Morgan, Lewis & Bockius LLP, 5300 First Union Financial Center, 200 South Biscayne Boulevard, Miami, Florida 33131-2339, unless another date or place is agreed to in writing by the parties hereto.

     1.3. EFFECTS OF THE MERGER.

          (a) At the Effective Time, (i) the separate existence of Sierra Sub shall cease and Sierra Sub shall be merged with and into PCA (Sierra Sub and PCA are sometimes referred to herein as the "Constituent Corporations" and PCA is sometimes referred to herein as the "Surviving Corporation"),
     (ii) the Certificate of Incorporation of PCA shall be amended by filing a Certificate of Merger pursuant to Section 251 of the DGCL, substantially in the form attached as Exhibit 1.3(a)(ii), so that (A) Article Fourth of such Certificate of Incorporation shall read in its entirety as follows: "The corporation is authorized to issue only one class of shares of stock which shall be designated as "Common Stock;" and the total number of shares which this Corporation is authorized to issue is one thousand (1,000)" and (B) Article Eleventh of such Certificate of Incorporation shall be deleted in its entirety, and, as so amended, the Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation (until further amended) and (iii) the Bylaws of PCA as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation (until further amended).

          (b) At and after the Effective Time, in accordance with Section 259 of the DGCL, the Surviving Corporation shall possess all the rights and property of the Constituent Corporations and be subject to all the debts and liabilities of the Constituent Corporations as if the Surviving Corporation had itself incurred them; all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, provided that such liens upon property of a disappearing corporation shall be limited to the property affected thereby immediately prior to the Effective Time; and any action or proceeding pending by or against any disappearing corporation may be prosecuted to judgment, which shall bind the Surviving Corporation, or the Surviving Corporation may be proceeded against or substituted in its place.


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                         ARTICLE II.  EFFECT OF THE MERGER ON
                         THE CAPITAL STOCK OF THE CONSTITUENT
                        CORPORATIONS; EXCHANGE OF CERTIFICATES

     2.1. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of PCA Common Stock or capital stock of Sierra Sub:

          (a) CAPITAL STOCK OF SIERRA SUB. Each issued and outstanding share of the capital stock of Sierra Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

          (b) CANCELLATION OF SIERRA-OWNED STOCK. All shares of PCA Common Stock that are owned by Sierra, Sierra Sub or any other wholly-owned Subsidiary of Sierra shall be canceled and retired and shall cease to exist and no stock of Sierra or other consideration shall be delivered in exchange therefor. As used in this Agreement, the word "Subsidiary" means any corporation or other organization, whether incorporated or unincorporated, of which a party to this Agreement or any other Subsidiary of such a party (i) is a general partner (in the case of a partnership), or
     (ii) holds directly or indirectly at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization.

          (c) EXCHANGE RATIO FOR PCA COMMON STOCK. Subject to Section 2.2(f), each issued and outstanding share of PCA Common Stock together with the rights (the "PCA Rights") granted under the Rights Agreement, dated
     January 13, 1995 (the "PCA Rights Agreement"), between PCA and the Rights Agent (as defined therein), (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive .45 (the "Conversion Number") of a fully paid and nonassessable share of Sierra Common Stock, including the corresponding percentage of a right (the "Right") to purchase shares of Series A Junior Participating Preferred Stock of Sierra (the "Sierra Series A Preferred") pursuant to the Rights Agreement dated as of June 14, 1994, between Sierra and Continental Stock Transfer & Trust Company, as Rights Agent (the "Rights Agreement"). All references in this Agreement to the PCA Common Stock to be received pursuant to the Merger shall be deemed to include the PCA Rights. Prior to the Distribution Date (as defined in the Rights Agreement) all references in this Agreement to the Sierra Common Stock to be received pursuant to the Merger shall be deemed to include the Rights. All such shares of PCA Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Sierra Common Stock

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     to be issued in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

          (d)  SHARES OF DISSENTING HOLDERS.

               (i) Notwithstanding anything to the contrary contained in this Agreement, any holder of PCA Common Stock with respect to which dissenters' rights, if any, are granted by reason of the Merger under the DGCL and who does not vote in favor of the Merger and who otherwise complies with Subchapter IX of the DGCL ("PCA Dissenting Shares"), shall not be entitled to receive shares of Sierra Common Stock pursuant to Section 2.1(c) hereof, unless such holder fails to perfect, effectively withdraws or loses his right to dissent from the Merger under the DGCL. Such holder shall be entitled to receive only the payment provided for by Subchapter IX of the DGCL. If any such holder so fails to perfect, effectively withdraws or loses his dissenters' rights under the DGCL, his PCA Dissenting Shares shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive shares of Sierra Common Stock pursuant to
          Section 2.1(c).

               (ii) Any payments relating to PCA Dissenting Shares shall be made solely by the Surviving Corporation and no funds or other property have been or will be provided by Sierra Sub or any of its other direct or indirect Subsidiaries for such payment.

     2.2. EXCHANGE OF CERTIFICATES.

          (a) EXCHANGE AGENT. As of the Effective Time, Sierra shall deposit with Continental Stock Transfer & Trust Company, or another bank or trust company designated by Sierra and reasonably acceptable to PCA (the "Exchange Agent"), for the benefit of the holders of shares of PCA Common Stock, for exchange in accordance with this Article II, through the Exchange Agent: (i) certificates representing the appropriate number of shares of Sierra Common Stock and (ii) cash to be paid in lieu of fractional shares of Sierra Common Stock (such shares of Sierra Common Stock and such cash are hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of PCA Common Stock.

          (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of PCA Common Stock (the "Certificates") whose shares were converted into the right to receive shares of Sierra Common Stock pursuant to Section 2.1 and whose shares are not PCA Dissenting Shares: (i) a letter of transmittal (which shall specify that

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     delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Sierra and PCA may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Sierra Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Sierra and Sierra Sub, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Sierra Common Stock and, if applicable, a check representing the cash consideration to which such holder may be entitled on account of a fractional share of Sierra Common Stock, which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of PCA Common Stock which is not registered in the transfer records of PCA, a certificate representing the proper number of shares of Sierra Common Stock may be issued to a transferee if the Certificate representing such PCA Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Sierra Common Stock and cash in lieu of any fractional shares of Sierra Common Stock as contemplated by this Section 2.2.

          (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Sierra Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Sierra Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(f) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Sierra Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Sierra Common Stock to which such holder is entitled pursuant to
     Section 2.2(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Sierra Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Sierra Common Stock.

          (d) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event that any certificate for PCA Common Stock shall have been lost, stolen or destroyed, the Exchange Agent

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     shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof such shares of Sierra Common Stock and cash in lieu of fractional shares, if any, as may be required pursuant to this Agreement provided, however, that Sierra may, in its discretion, require the delivery of a suitable bond or indemnity.

          (e) NO FURTHER OWNERSHIP RIGHTS IN PCA COMMON STOCK. All shares of Sierra Common Stock issued upon the surrender for exchange of shares of PCA Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or 2.2(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of PCA Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by PCA on such shares of PCA Common Stock in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of PCA Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

          (f) NO FRACTIONAL SHARES. No fractions of a share of Sierra Common Stock shall be issued in the Merger, but in lieu thereof each holder of shares of PCA Common Stock otherwise entitled to a fraction of a share of Sierra Common Stock shall, upon surrender of his certificate or certificates, be entitled to receive an amount of cash (without interest) determined by multiplying the closing price for Sierra Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Transactions on the business day two days prior to the Effective Date by the fractional share interest to which such holder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems which would otherwise be caused by the issuance of fractional shares.

          (g) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the stockholders of PCA for six months after the Effective Time shall be delivered to Sierra, upon demand, and any stockholders of PCA who have not theretofore complied with this Article II shall thereafter look only to Sierra for payment of their claim for Sierra Common Stock, as the case may be, any cash in lieu of fractional shares of Sierra Common Stock and any dividends or distributions with respect to Sierra Common Stock.

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          (h)  NO LIABILITY.  Neither Sierra nor PCA shall be liable to any holder of shares of PCA Common Stock, or Sierra Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                     ARTICLE III.  REPRESENTATIONS AND WARRANTIES

     3.1. REPRESENTATIONS AND WARRANTIES OF PCA. PCA represents and warrants to Sierra and Sierra Sub as follows:

          (a) ORGANIZATION, STANDING AND POWER. Each of PCA and its Subsidiaries is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business, including those Subsidiaries engaged in the insurance business (the "Insurance Subsidiaries"), as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except when the failure to be so qualified would not have a Material Adverse Effect (as defined below) on PCA. As used in this Agreement, "Material Adverse Effect" means any change in or effect on the referenced entity that is or will be materially adverse to the financial condition, businesses, assets or liabilities of such entity and its Subsidiaries taken as a whole, but shall not include (i) the effects of changes that are generally applicable in (A) the health care industry, (B) the United States economy, or (C) the United States securities markets or (ii) with respect to PCA, any default in or the acceleration of the maturity or due date of any indebtedness of PCA.

          (b) CAPITAL STRUCTURE. As of the date hereof, the authorized capital stock of PCA consists of 200,000,000 shares of PCA Common Stock and 10,000,000 shares of preferred stock, $1.00 par value ("PCA Preferred Stock"). At the close of business on October 31, 1996: (i) 38,828,456 shares of PCA Common Stock were outstanding, 3,784,860 shares of PCA Common Stock were reserved for issuance upon the exercise of outstanding stock options (3,449,047 shares of which are subject to outstanding stock options) or pursuant to PCA's other benefit plans (such stock options and such benefit plans, collectively, the "PCA Stock Plans"), (ii) no shares of PCA Common Stock were reserved for issuance upon exercise of the PCA Rights, (iii) no shares of PCA Common Stock were held by its wholly-owned Subsidiaries, (iv) no shares of PCA Preferred Stock were outstanding and
     (v) except as set forth on Schedule 3.1(b), no warrants, bonds, debentures, notes or other indebtedness or other security having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt"), were issued or outstanding; since September 30, 1996 there has been no material change in such share information. All

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     outstanding shares of PCA capital stock are validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date of this Agreement, except for this Agreement, the PCA Stock Options (as defined in Section 5.7) and the PCA Rights, there are no options, warrants, calls, rights, or agreements to which PCA or any Subsidiary of CA is a party or by which it or any such Subsidiary is bound obligating
     PCA or any Subsidiary of PCA to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of PCA or of any Subsidiary of PCA or obligating PCA or any Subsidiary of PCA to grant, extend or enter into any such option, warrant, call, right or agreement. Assuming compliance by Sierra with Section 5.7 after the Effective Time, there will be no option, warrant, call, right or agreement obligating PCA or any Subsidiary of PCA to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of PCA or any Significant Subsidiary of PCA, or obligating PCA or any Subsidiary of PCA to grant, extend or enter into any such option, warrant, call, right or agreement.

          (c) AUTHORITY. PCA has all requisite corporate power and authority to enter into this Agreement and subject to approval of this Agreement and the Merger by the stockholders of PCA, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of PCA, subject to such approval of this Agreement by the stockholders of PCA. This Agreement has been duly executed and delivered by PCA and, subject to such approval of this Agreement by the stockholders of PCA, constitutes a valid and binding obligation of PCA enforceable against it in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), pursuant to any provision of the Certificate of Incorporation or Bylaws of PCA or any Subsidiary of PCA or, except (i) as set forth on
     SCHEDULE 3.1(C) hereto or (ii) as contemplated by the next sentence hereof, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Designated Plan (as defined in Section 3.1(o)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to PCA or any Subsidiary of PCA or their respective properties or assets which Violation would have a Material Adverse Effect on PCA. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to PCA or any of its Subsidiaries in connection with the execution and delivery of this Agreement

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     by PCA, or the consummation by PCA of the transactions contemplated hereby, the failure to obtain which would have a Material Adverse Effect on PCA, except for (i) the filing of a premerger notification report by PCA under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement in definitive form relating to the meeting of PCA's stockholders, and a meeting of Sierra's shareholders, to be held in connection with the Merger (the "Proxy Statement") and (B) such reports under Sections 13(a), 13(d) and 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Merger Filings and appropriate documents with the relevant authorities of other states in which PCA is qualified to do business, (iv) such filings, authorizations, orders and approvals (the "State Approvals") as may be required by foreign, state or local governmental authorities including those in connection with PCA's insurance business and those required by the federal Health Maintenance Organization Act of 1973 and the rules and regulations thereunder (the "Federal HMO Act"), the applicable provisions of the Florida, Texas and Puerto Rico laws regulating health maintenance organizations and prepaid health clinics, and the rules and regulations thereunder (the "HMO Act"), the applicable provisions of the Florida, Texas and Puerto Rico Insurance Code and the rules and regulations thereunder relating to the regulation of domestic insurers, third-party benefits administrators and to Insurance Holding Company Systems in the State of Florida (collectively the "Insurance Laws"), the applicable provisions of Title XVIII of the Social Security Act and the regulations promulgated thereunder (the "Medicare Laws"), the applicable provisions of Title XIX of the Social Security Act and the regulations promulgated thereunder and the Florida and Texas laws and regulations implementing the Medicaid Program (the "Medicaid Laws"), the Puerto Rico Healthcare Reform Act and the regulations promulgated thereunder, the applicable provisions of Florida, Texas and Puerto Rico laws regulating home health agencies and pharmacies and the regulations promulgated thereunder and the applicable provisions of the Drug Enforcement Administration laws and regulations regulating controlled substances (the "Facility Licensing Laws"), and the applicable provisions of Florida, Texas and Puerto Rico laws respecting certificates of need and the regulations promulgated thereunder (the "CON Laws") and
     (v) such filings, authorizations, orders and approvals (the "State Takeover Approvals") as may be required by state takeover laws.

          (d) SEC DOCUMENTS. PCA has delivered or made available to Sierra a true and complete copy of each material report, schedule, registration statement and definitive proxy statement filed by PCA with the SEC since January 1, 1992 (as such documents have since the time of their filing been amended, the "PCA SEC Documents") which are all the documents (other than preliminary material) that PCA has been required to file with the SEC since such date. As of their respective dates, the PCA SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as

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

     amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such PCA SEC Documents and at the time of its filing none of the PCA SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of PCA included in the PCA SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of PCA and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

          (e) INFORMATION SUPPLIED. None of the information supplied or to be supplied by PCA for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Sierra in connection with the issuance of shares of Sierra Common Stock in the Merger (the "S-4") will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and
     (ii) the Proxy Statement will, at the date mailed to stockholders of PCA and shareholders of Sierra and at the times of the meetings of stockholders of PCA and shareholders of Sierra to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          (f)  COMPLIANCE WITH APPLICABLE LAWS.  Except as set forth on
     SCHEDULE 3.1(f), the businesses of PCA and each of its Subsidiaries have been and are being conducted in compliance in all material respects with all applicable laws, rules, ordinances, regulations, licenses, judgments, orders or decrees of federal, state, local and foreign governmental authorities, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on PCA and its Subsidiaries taken as a whole. PCA and each of its Subsidiaries hold all certificates of authority, franchises, grants, permits, licenses, easements, consents, certificates, variances, exemptions, orders and approvals from all Governmental Entities (collectively, "PCA Permits") which are necessary to own, lease and operate the assets and properties they currently own, lease and operate

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     and to conduct their respective businesses and operations in the manner heretofore conducted and as proposed to be conducted, except for those PCA Permits, the absence of which would not have a Material Adverse Effect on PCA. SCHEDULE 3.1(f) contains a list of all PCA Permits the violation of which would have a Material Adverse Effect on PCA, including the jurisdictions in which PCA or one or more of its Subsidiaries holds a license or are otherwise authorized to conduct insurance business and the types or lines of insurance which PCA or one or more of its Subsidiaries is permitted to write in such jurisdictions. Except as set forth on SCHEDULE 3.1(F), no notice has been received and, after due inquiry of management, no investigation or review is pending or, to PCA's knowledge, threatened by any Governmental Entity with regard to (i) any alleged violation by PCA or any of its Subsidiaries of any law, rule, regulation, ordinance, PCA Permit, judgment, order or decree or (ii) any alleged failure to have or any violation of any PCA Permit, which violation or failure would have a Material Adverse Effect on PCA. Neither PCA nor any of its Subsidiaries nor to PCA's knowledge any of its or their respective executive officers, directors or employees (in their capacities as such) has engaged in any activity constituting fraud or abuse under the laws relating to health care, insurance or the regulation of professional corporations.

     (g)  FINANCIAL STATEMENTS.

          (i) PCA has delivered, or (if not yet available) will promptly deliver when available (and in any event prior to the Effective Time), to Sierra complete and correct copies of (i) the consolidated balance sheets of PCA and each of its then-existing Subsidiaries as at December 31, 1995, 1994, 1993, 1992, 1991, and the related audited statements of income and stockholders' equity and cash flows, for the fiscal years ended on those dates, together with all footnotes and (ii) the unaudited consolidated interim financial statements for PCA and each of its Subsidiaries as at, and for the fiscal periods ended on September 30, 1996 and 1995 and each subsequent quarterly reporting date. All of such financial statements fairly present or when delivered will fairly present, as the case may be (subject, in the case of unaudited interim financial statements, to normal, recurring adjustments which are not expected to be, individually or in the aggregate, materially adverse to PCA and its Subsidiaries taken as a whole), in all material respects, the financial position, results of operations and cash flows of PCA and each of its Subsidiaries as at the respective dates of such balance sheets and for each of the respective periods then ended, in conformity with (A) generally accepted accounting principles prevailing in the United States ("U.S. GAAP") and (B) in the case of each of the Insurance Subsidiaries, statutory or other accounting practices prescribed or permitted by the insurance regulatory authorities in the States of Florida and Texas or in Puerto Rico, as appropriate, in each case applied on a basis consistent throughout the reported periods.

          (ii) Except as set forth on SCHEDULE 3.1(g), neither such financial statements nor the financial statements of PCA included in the PCA SEC Documents (i) contain or when delivered will contain, as the case may be, any item of extraordinary or non-recurring income or expense (except as specified therein); (ii) reflect or when delivered will reflect, as the case may be, uncollectible accounts receivable without a reserve fairly stated for uncollectible amounts; and (iii) reflect or when delivered will reflect, as the case may be, any write-off or revaluation of assets (except as specified therein). As at the respective dates of the balance sheets included in all such financial statements, there was no liability, indebtedness or obligation of any nature or in any amount that should properly be reflected or provided for in financial statements prepared in conformity with U.S. GAAP or statutory accounting practices prescribed or permitted by the applicable insurance regulatory authorities, whichever is appropriate, applied on a basis consistent with that for prior periods, which was not fully reflected in such financial statements.

          (iii) Except as set forth on SCHEDULE 3.1(g), the reserves recorded in the accounting records of each of the Insurance Subsidiaries for insurance policy benefits, losses, claims and expenses and any other reserves are reasonable and adequate and were prepared in accordance with the statutory or other accounting practices prescribed or permitted by the applicable insurance regulatory authorities and of all the jurisdictions in which the Insurance Subsidiaries are licensed to transact an insurance business and make good and sufficient provisions for all insurance obligations of PCA and its Subsidiaries. Such reserves have been opined upon as reasonable and adequate as of December 31, 1995, by Towers Perrin Integrated Health Systems Consulting and Insurance Industry Consultants, Inc., each a duly qualified actuarial firm that, as of the date of its report, was a member in good standing in the American Academy of Actuaries. William M. Mercer, Incorporated ("Mercer"), a duly qualified actuarial firm that is a member in good standing in the American Academy of Actuaries, has evaluated the unpaid loss and loss adjustment expense liabilities of PCA's property and casualty Subsidiary, PCA Property & Casualty Insurance Company ("PCA P&C"), as of September 30, 1996, with respect to certain "blocks" of business (the "Workers' Compensation Business"), a draft report with respect to which has been provided to Sierra.

          (h) LITIGATION. Except (i) as set forth on SCHEDULE 3.1(h), (ii) as disclosed in the SEC Documents and (iii) for actions and suits arising in the ordinary course of the insurance business, none of which is reasonably expected to have a Material Adverse Effect on PCA, there is no action, suit, proceeding or investigation, either at law or in equity, at or before any commission or other administrative authority in any domestic or foreign jurisdiction, of any kind now pending or, to PCA's knowledge, threatened, involving PCA, any of its Subsidiaries or any of the respective properties or assets of PCA or any Subsidiary of PCA that (i) if asserted is reasonably expected to have a

     Material Adverse Effect on PCA, (ii) questions the validity of this Agreement or (iii) seeks to delay, prohibit or restrict in any manner the Merger or any action taken or to be taken by PCA or any of its Subsidiaries under this Agreement. Except as set forth on SCHEDULE 3.1(h), none of PCA nor any of its Subsidiaries, nor any of their respective properties or assets, is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement (other than agreements related to the settlement of insurance claims in the ordinary course of business), continuing investigation (other than regularly scheduled audits) by any court, Governmental Entity, or any judicial, administrative or arbitral judgment, order, writ, decree, injunction, restraint, or award of any court, Governmental Entity or arbitrator, including without limitation cease-and-desist or other orders. Neither PCA nor any of its Subsidiaries has agreed to, or is bound by, any extension or waiver of the statute of limitations relating to any pending or potential action, suit, claim, proceeding or investigation involving PCA or any of its Subsidiaries
     (other than extensions or waivers in connection with the settlement of insurance claims in the ordinary course of business).

          (i) LABOR AND EMPLOYMENT MATTERS. Neither PCA nor any of its Subsidiaries has employees who are represented by a labor union or organization, no labor union or organization has been certified or recognized as a representative of any such employees, and neither PCA nor any of its Subsidiaries is a party to or has any obligation under any collective bargaining agreement or other contract or agreement with any labor union or organization. There are no pending or, to PCA's knowledge, threatened, representation campaigns, elections or proceedings or questions concerning union representation involving any employees of either PCA or any of its Subsidiaries. Neither PCA nor any of its Subsidiaries has any knowledge of any activities or efforts of any labor union or organization (or representatives thereof) to organize any of its employees, any demands for recognition or collective bargaining, any strikes, slowdowns, work stoppages or lock-outs of any kind, or threats thereof, by or with respect to any employees of PCA or any of its Subsidiaries, and no such activities, efforts, demands, strikes, slowdowns, work stoppages or lock-outs occurred during a three-year period preceding the date hereof. Neither PCA nor any of its Subsidiaries has engaged in, admitted committing, or been held in any administrative or judicial proceeding to have committed any unfair labor practice under the National Labor Relations Act, as amended. Except as set forth on SCHEDULE 3.1(i), neither PCA nor any of its Subsidiaries is involved in any industrial or trade dispute or any dispute or negotiation regarding a claim of material importance with any labor union or organization concerning its employees, and there are no controversies, claims, demands or grievances of material importance pending or, so far as PCA is aware, threatened, between PCA or any of its Subsidiaries and any of their respective employees.

          (j)  ABSENCE OF CERTAIN CHANGES.  Since December 31, 1995 and except
     (i) as set forth in SCHEDULE 3.1(j), (ii) for the execution and delivery of this Agreement and changes in its properties or business attributable to the transactions contemplated by this Agreement, (iii) as disclosed in PCA's financial statements or in the PCA SEC Reports previously delivered or made available to Sierra and Sierra Sub and (iv) sales and purchases of investment securities in the ordinary course, neither PCA nor any of its Subsidiaries:

            (i) had any change in its financial condition or businesses, assets or liabilities, other than changes which have not had, individually or in the aggregate, a Material Adverse Effect on PCA;

            (ii) suffered any damage, destruction or loss of physical property (not adequately covered by insurance) that, individually or in the aggregate, has had a Material Adverse Effect on PCA;

            (iii) issued, sold or otherwise disposed of, or, since October 31, 1996, redeemed, purchased or otherwise acquired, or agreed to issue, sell or otherwise dispose of, redeem, purchase or otherwise acquire, any capital stock or any other security of PCA or any of its Subsidiaries or granted or agreed to grant any option warrant or other right to subscribe for or to purchase any capital stock or any other security of PCA or any of its Subsidiaries;

            (iv) incurred or agreed to incur any material indebtedness for borrowed money;

            (v) paid or obligated itself to pay in excess of $500,000 in the aggregate for any fixed assets;

            (vi) [intentionally omitted];

            (vii) sold, transferred, leased or otherwise disposed of, or agreed to sell, transfer, lease or otherwise dispose of, (A) any properties or assets to any director or officer of PCA or of any Subsidiary of PCA or any member of the family or any other affiliate of any of the foregoing or (B) any properties or assets having a fair market value of $250,000 or agreed to sell, transfer, lease or otherwise dispose of, any assets (other than securities) having a fair market value at the time of sale, transfer or disposition of $250,000;

            (viii) mortgaged, pledged or subjected to any material charge, lien, claim or encumbrance, or agreed to mortgage, pledge or subject to any material charge, lien, claim or encumbrance any of its material properties or assets;

            (ix) declared, set aside or paid any dividend or made any distribution (whether in cash, property or stock) with respect to any of its capital stock;

            (x) (A) increased, or agreed to increase, the compensation or bonuses or special compensation of any kind of any of its directors, officers or employees (other than insurance agents or independent contractors) over the rate being paid to them on December 31, 1995, as set forth in PCA's Proxy Statement for the 1996 Annual Meeting of Stockholders ("PCA's 1996 Proxy Statement"), other than normal merit and cost-of-living increases pursuant to customary arrangements consistently followed, or (B) since July 1, 1996, paid any bonus or similar compensation to any director, officer or employee of PCA or any Subsidiary of PCA in excess of $100,000, or (C) entered into any employment, consulting or severance agreement or arrangement with any director, officer or employee (other than any agent or independent contractor) or adopted or increased any benefit under any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any director, officer or employee (other than any agent or independent contractor);

            (xi) has terminated, or been notified in writing of the likely termination of, a material contract with a hospital or other provider, a self-insured employer, a union or other association, a government agency or a national insurance carrier or any other material contract regarding managed care services or insurance services;

            (xii) neither PCA nor any of its Subsidiaries has entered into a contract or arrangement with an individual or entity (including a network of health care providers) providing for the rendering of professional health care services by such person as an employee of or contractor to PCA (other than a provider of in-patient care) under which, during the last 12 months, PCA was obligated or became committed to pay in excess of $500,000 or under which, during the next 12 months, PCA is reasonably expected to pay or to become obligated to pay in excess of $500,000, except for such contracts that are terminable by PCA upon 90 days advance notice without penalty;

            (xiii) except as otherwise required or provided for in this Agreement and except in the ordinary course of business, made or permitted any material amendment or termination of any material contract, lease, concession, franchise, license, indenture, instrument, mortgage, note, loan or credit agreement or other obligation to which it is a party;

            (xiv) had any resignation or termination of employment of any of its key officers or employees, or become aware of any impending or threatened termination of employment, that would, individually or in the aggregate, have a Material Adverse Effect on PCA;

            (xv) had any labor trouble or concerted work stoppage or knows of any impending or threatened labor trouble or concerted work stoppage;

            (xvi) canceled, or agreed to cancel, any debts or claims over $500,000 in the aggregate or $250,000 individually other than in the ordinary course of business;

            (xvii) made any material change in its accounting methods or practices with respect to its condition, operations, business, properties, assets or liabilities;

            (xviii) entered into any material transaction not in the ordinary course of its business;

            (xix) made any charitable or political contribution or pledge in excess of $100,000 in the aggregate;

            (xx) agreed or committed to do, or authorized or approved any action looking to, any of the foregoing;

            (xxi) paid aggregate commissions to insurance agents and independent contractors for policies issued in 1995 and with normal anniversary dates of January 1, 1995 or subsequent thereto in excess of 15% of direct premiums written or;

            (xxii) made any material cash payments to insurance agents, independent contractors or brokers other than pursuant to a Producer Profit Share Agreement.

          (k) MATERIAL CONTRACTS. Except as set forth in SCHEDULE 3.1(k), neither PCA nor any of its Subsidiaries is a party to any written or oral:

               (i) employment or consulting contract or other contract for services involving a payment of more than $250,000 annually and that is not terminable without cost upon thirty (30) days' prior written notice;

               (ii) material lease, franchise or concession providing for a payment by any person of more than $500,000 annually;

          (iii) loan agreement, mortgage, indenture, promissory note, financing lease or other instrument relating to any debt (in excess of $250,000 and which, in the aggregate, do not amount to more than $1,000,000);

          (iv) contract of purchase or sale involving more than $500,000 and that is not in the ordinary course of business;

          (v) partnership, joint venture, material license or similar agreement;

          (vi)  stand-by letter of credit, guarantee  or performance bond;

          (vii) contract restricting the ability of any person from freely engaging in any business or competing anywhere in the world;

          (viii) material contract with a hospital or other provider, a self-insured employer, a union or other association, a governmental agency or a national insurance carrier or any other material contract regarding managed care services or insurance services;

          (ix) contract or arrangement with an individual or entity (including a network of health care providers) providing for the rendering of professional health care services by such person as an employee of or contractor to PCA (other than a provider of in-patient care) under which, during the last 12 months, PCA was obligated or became committed to pay in excess of $1,000,000 except for such contracts that are terminable by PCA upon 90 days advance notice without penalty; or

          (x) other material contract or commitment not made in the ordinary course of business.

Each contract or other agreement listed in SCHEDULE 3.1(k) is in full force and effect and is valid and enforceable by PCA or a Subsidiary of PCA, as the case may be, in accordance with its terms. Except as set forth on SCHEDULE 3.1(k), neither PCA nor any of its Subsidiaries is in default in the observance or the performance of any term or obligation to be performed by it under any contract listed in SCHEDULE 3.1(k) except for such defaults the effect of which singly or in the aggregate would not have a Material Adverse Effect on PCA. To the knowledge of PCA without investigation, no other person is in default in the observance or the performance of any term or obligation to be performed by it under any material contract listed in SCHEDULE 3.1(k). There is currently no outstanding bid or contract proposal by PCA or any of its Subsidiaries which, if accepted or entered into, might reasonably be expected to result in a material loss to either PCA or any of its Subsidiaries, except with respect to losses occurring in the ordinary course of business. PCA has delivered or made available to Sierra and Sierra Sub copies of all contracts listed in the schedules hereto.

     (l) OFFICERS AND DIRECTORS AND EMPLOYEES. PCA's 1996 Proxy Statement, as modified by SCHEDULE 3.1(l), sets forth a list of:

          (i) The names of all directors and officers of PCA and each of its Subsidiaries;

          (ii) The name and current annual rate of compensation (including bonuses and other forms of compensation) paid by PCA and its Subsidiaries to each of its respective officers, directors and employees whose annual rate of base compensation exceeded $100,000 for the year ended
     December 31, 1995; and

          (iii) The names of all persons who have written employment, consulting or severance agreements or arrangements with PCA or any of its Subsidiaries if such agreement or arrangement provides for payment to such persons resulting from such person's resignation, from a change-in-control of PCA or any of its Subsidiaries or from a change in such person's responsibilities following a change-in-control, complete and correct copies of such agreements have been completed to Sierra.

     (m)  TITLE TO AND CONDITION OF PROPERTIES AND ASSETS.

          (i) PCA and its Subsidiaries have good and defensible title to, or valid leasehold interests in, their respective material properties and assets, whether owned or leased, including, without limitation,
     (i) those used in their respective businesses, and (ii) those reflected in the consolidated balance sheet of PCA as of September 30, 1996 most recently delivered to Sierra (except as since sold or otherwise disposed of in the ordinary course of business and except for minor defects in title, easements, restrictive covenants and similar encumbrances or impediments that, individually or in the aggregate, do not and will not materially interfere with the ability of PCA and its Subsidiaries to use their properties or to conduct their businesses as currently conducted), in each case subject to no mortgage, pledge, conditional sales contract, lien, security interest, right of possession in favor of any third party, claim or other encumbrance (collectively "Liens"), except for (w) the lien of current Taxes (as hereinafter defined) not yet due and payable, (x) with respect to leased property, the provisions of such leases, (y) Liens granted to PCA's lenders under that certain Revolving Credit Agreement (the "PCA Credit Facility") between PCA and Citibank, N.A. dated
     October 27, 1994, as amended on September 22, 1995 and March 29, 1996 and (z) liens, that, individually or in the aggregate, do not and will not materially interfere with the ability of PCA or any of its Subsidiaries to conduct business as currently conducted. Except as described on SCHEDULE 3.1(m), subsequent to December 31, 1995, neither PCA nor any of its Subsidiaries has sold or disposed of any of their respective properties or assets or obligated themselves to do so except in the ordinary course of business. The facilities, machinery, furniture, office and other equipment of PCA and each of its Subsidiaries that are used in their respective businesses are in good operating condition and repair, subject to the ordinary wear and tear of those businesses.

          (ii) All of the real property owned or leased by PCA or any of its Subsidiaries has been maintained by PCA in compliance with all federal, state and local environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses and regulations, except where the failure to so maintain the property would not have a Material Adverse Effect on PCA.

     (n) PATENTS, COPYRIGHTS, SERVICE MARKS AND TRADEMARKS. Neither PCA nor any of its Subsidiaries own or licenses any patent, copyright, service mark, trademark or other intellectual property right, other than such patents, copyrights, service marks, trademarks and other intellectual property rights as are described in SCHEDULE 3.1(n), except for such intellectual property rights the loss of which singly or in the aggregate would not have a Material Adverse Effect on PCA. Except as set forth on
SCHEDULE 3.1(n) and other than such as would have a Material Adverse Effect on PCA: (i) PCA and its Subsidiaries own or license all patents, copyrights, service marks, trademarks and other intellectual property rights that are necessary to the conduct of their respective businesses,
(ii) all names under which PCA or any of its Subsidiaries currently conducts business are set forth in SCHEDULE 3.1(n), (iii) no claim has been made, and to PCA's knowledge no basis for any such claim exists, that PCA or any of its Subsidiaries has infringed any patent, copyright, service mark, trademark or other intellectual property right of any other person and (iv) no claim has been made, and to PCA's knowledge no basis for any such claim exists, that any person has infringed on any patent, copyright, service mark, trademark or other intellectual property right of PCA or any of its Subsidiaries.

     (o)  EMPLOYEE BENEFIT PLANS.

          (i) LIST OF PLANS. SCHEDULE 3.1(o) includes a complete and accurate list of all employee benefit plans ("Plans"), as defined in
     Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and material benefit arrangements that are not Plans ("Benefit Arrangements"), including, but not limited to any (A) employment or consulting agreements, (B) incentive bonus or deferred bonus arrangements, (C) arrangements providing termination allowance, severance or similar benefits, (D) equity compensation plan, and (E) deferred compensation plans, (F) cafeteria plans, (G) employee assistance programs, (H) bonus programs, (I) scholarship programs,
     (J) vacation policies, and (K) stock option plans that are currently in effect or were maintained within three years of the Effective Time, or have been approved before the Effective Time but are not yet effective, for the benefit of directors, officers, employers or former employees (or their beneficiaries) of PCA or a Controlled Company ("Designated Plans"). For purposes of this Section 3.1(o), "Controlled Company" shall mean any entity that, together with PCA as of the relevant determination date under ERISA, is or was required to be treated as a single employer under Section 414 of the Code and any reference to PCA in this Section 3.1(o) shall also include a reference to a Controlled Company.

          (ii) NO TITLE IV PLANS OR VEBAS. Neither PCA nor any entity (whether or not incorporated) that was at any time during the six years before the Effective Time treated as a single employer together with PCA under Section 414 of the Code has ever maintained, had any obligation to contribute to or incurred any liability with respect to a pension plan that is or was subject to the provisions of Title IV of ERISA or Section 412 of the Code. Neither PCA nor any entity (whether or not incorporated) that was at any time during the six years before the Effective Time treated as a single employer together with PCA under Section 414 of the Code has ever maintained, had an obligation to contribute to, or incurred any liability with respect to a multiemployer pension plan as defined in Section 3(37) of ERISA. During six years before the Effective Time, PCA has not maintained, had an obligation to contribute to or incurred any liability with respect to a voluntary employees beneficiary association that is or was intended to satisfy the requirements of Section 501(c)(9) of the Code.

          (iii) DISCLOSED PLANS. With respect to each Designated Plan, PCA has delivered to Sierra, as applicable, true and complete copies of (A) all written documents comprising such Plan or each Benefit Arrangement (including amendments and individual agreements relating thereto); (B) the trust, group annuity contract or other document that provides for the funding of the Designated Plan or the payment of Designated Plan benefits, (C) the three most recent annual Form 5500, 990 and 1041 reports (including all schedules thereto) filed with respect to the Designated Plan; (D) the most recent actuarial report, valuation statement or other financial statement; (E) the most recent Internal Revenue Service determination letter ("IRS") and all rulings or determinations requested from the IRS after the date of that determination letter; (F) the summary plan description currently in effect and all material modifications thereto; and (G) all other correspondence from the IRS or Department of Labor received that relate to one or more of the Designated Plans with respect to any matter, audit or inquiry that is still pending. All information provided by PCA and its

      Subsidiaries to the individuals who prepared any such financial statements was true, correct and complete in all material respects. Each financial or other report delivered to Sierra pursuant hereto is accurate in all material respects, and there has been no material adverse change in the financial status of any Designated Plan since the date of the most recent report provided with respect thereto.

        (iv) COMPLIANCE WITH LAW. Except as set forth in SCHEDULE 3.1(o), PCA has operated, and has caused its appointees and nominees to operate, each Designated Plan in a manner which is in material compliance with the terms thereof and with all applicable law, regulations and administrative agency rulings and requirements applicable thereto, the violation of which would not have a material adverse effect on PCA and its Subsidiaries taken as a whole. Except as otherwise disclosed in SCHEDULE 3.1(o), with respect to each Designated Plan that is a Plan (A) the Plan is in compliance with ERISA in all material respects, including but not limited to all reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA; (B) the appropriate Form 5500 has been timely filed, for each year of its existence; (C) there has been no transaction described in sections 406 or 407 of ERISA or section 4975 of the Code relating to the Plan unless exempt under section 408 of ERISA or section 4975 of the Code, as applicable; and (D) the bonding requirements of section 412 of ERISA have been satisfied.

        (v) CONTRIBUTIONS. Full payment has been made of all amounts which PCA or a Controlled Company is required, under applicable law or under any Designated Plan or any agreement related to any Designated Plan to which PCA or a Controlled Company is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of each Designated Plan ended prior to the date hereof. Benefits under all Designated Plans are as represented in the governing instruments provided pursuant to (i) above, and have not been increased subsequent to the date as of which documents have been provided.

        (vi) TAX QUALIFICATION. Each Designated Plan, as amended to date, that is intended to be qualified under Section 401(a) and 501(a) of the Code has been determined to be so qualified by the IRS, has been submitted to the IRS for a determination with respect to such qualified status or the remedial amendment period established under
      Section 402(b) of the Code with respect to the Designated Plan will not have expired prior to the Effective Time. Except as disclosed on
      SCHEDULE 3.1(o), no facts have occurred which if known by the IRS could cause disqualification of any such Plan.

        (vii) TAX OR CIVIL LIABILITY. Neither PCA nor a Controlled Company has participated in, or is aware of, any conduct that could result in the imposition upon PCA of any excise tax under Sections 4971 through 4980B of the Code or civil liability under Section 502(i) of ERISA with respect to any Designated Plan.

        (viii) CLAIMS LIABILITY. There is no action, claim or demand of any kind (other than routine claims for benefits) that has been brought or, to PCA's knowledge, threatened against, or relating to, any Designated Plan, and PCA has no knowledge of any pending investigation or administrative review by any Governmental Entity relating to any Designated Plan.

        (ix) RETIREE WELFARE COVERAGE.  Except as set forth in
      SCHEDULE 3.1(o), no Designated Plan provides any health, life or other welfare coverage to employees of PCA or a Controlled Company beyond termination of their employment with PCA or a Controlled Company by reason of retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

        (x) NO EXCESS PARACHUTE PAYMENTS. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of transactions contemplated by this Agreement by any employee, officer or director of PCA or a Controlled Company who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Designated Plan currently in effect would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

      (p) TRANSACTIONS WITH OFFICERS, DIRECTORS AND OTHERS. Except as set forth on SCHEDULE 3.1(p), no director, officer or affiliate of PCA, or any member of the immediate family or any other affiliate of any of the foregoing, is a party to business arrangements or relationships of any kind with PCA or its Subsidiaries in which the amount involved exceeds $60,000, or, to the knowledge of PCA, owns or has an ownership interest in any corporation (in excess of 5% of any publicly traded corporation) or other entity that is a party to, or in any property which is the subject of any such business arrangements.

      (q) INSURANCE MATTERS--REINSURANCE AND COINSURANCE. SCHEDULE 3.1(q) contains a list of all reinsurance or coinsurance treaties or agreements to which PCA or any of its Subsidiaries is a party. All such treaties or agreements as set forth in such Schedule are valid, binding and in full force and effect in accordance with their terms (except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies); and neither PCA nor its Insurance Subsidiaries nor, to PCA's knowledge, any other party thereto is in default as to any provision thereof, except for such defaults the effect of which singly or in the aggregate would not have a Material Adverse Effect on PCA, and none of such agreements contains any provision (A) providing that any other party thereto may terminate such agreement or declare a default or seek damages thereunder by reason of the transactions contemplated by this Agreement or (B) which would be altered or otherwise become applicable by reason of such transactions. PCA does not know of any facts or events that could cause the financial condition of any party to any such agreement to be impaired to such an extent that a default thereunder may be reasonably anticipated.

      (r)  TAXES.

           (i)  DEFINITIONS.  For purposes of this Agreement:

                (A) "Code" means the Internal Revenue Code of 1986, as amended.

                (B) "Returns" means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax.

                (C) "Tax" or "Taxes" means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, premium, capital, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, disability, workers' compensation, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

                (D) "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction, or any foreign jurisdiction, having or purported to exercise jurisdiction with respect to any Tax.

           (ii)    TAX REPRESENTATIONS. Except as set forth in SCHEDULE 3.1(r):

                   (A) All Returns required to have been filed on or before the date hereof by or with respect to PCA or any of its Subsidiaries or any affiliated, combined, consolidated, unitary or similar group of which PCA or its Subsidiaries is or was a member (a "Relevant Group") with any Taxing Authority have been duly and timely filed, and each such Return correctly and completely reports all material information required to be reported thereon. All Taxes of PCA or its Subsidiaries or any member of a Relevant Group (whether or not shown on any Return) with respect to any period ending on or before the date hereof have been paid or are duly reserved for in the financial statements of PCA and its Subsidiaries for such period.

                    (B) Neither PCA nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

                    (C) PCA is not currently under audit by any Taxing Authority with respect to any material Return. PCA's consolidated federal income tax returns have been audited through December 31, 1992. No claim is pending by any Taxing Authority in a jurisdiction in which PCA or any of its Subsidiaries does not file Returns, that it is subject to Taxation in that jurisdiction.

                    (D) Other than agreements among PCA and its Subsidiaries, neither PCA nor any of its Subsidiaries is a party to any tax allocation or tax sharing agreement.

                    (E) Neither PCA nor any of its Subsidiaries is a "consenting corporation" within the meaning of Section 341(f)(1) of the Code or comparable provisions of any state statute, and none of the assets of PCA or its Subsidiaries is subject to any election under Section 341(f) of the Code or comparable provisions of any state statutes.

                    (F) Neither PCA nor any of its Subsidiaries has received or requested any ruling of a Taxing Authority relating to Taxes or entered into any material written or legally binding agreement with a Taxing Authority relating to Taxes.

                    (G) Neither PCA nor any of its Subsidiaries (1) has or is projected to have a material amount includible in its income for the current taxable year under Section 951 of the Code, (2) has been a passive foreign investment company within the meaning of Section 1296 of the Code, and neither PCA nor any of its Subsidiaries is a shareholder, directly or indirectly in any passive foreign investment company, or (3) has a material unrecaptured overall foreign loss within the meaning of Section 940(f) of the Code.

                    (H) Neither PCA nor any of its Subsidiaries is, or at any time has been, subject to (1) the dual consolidated loss provisions of Section 1503(d) of the Code, (2) the overall foreign loss provisions of Section 904(f) of the Code, or (3) the recharacterization provisions of Section 952(c)(2) of the Code.

                    (I) None of the assets of PCA or any of its Subsidiaries constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code.
          Neither PCA nor any of its Subsidiaries is a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(3) of the Internal Revenue Code as in effect prior to the Tax Reform Act of 1986, or to any "long-term contract" within the meaning of
          Section 460 of the Code.

                     (J) Neither PCA nor any of its Subsidiaries has any material (1) deferred gain or loss arising out of any deferred intercompany transaction or (2) income which will be reportable in a period ending after the Closing Date which is attributable to a transaction occurring in, or a change in accounting method made for, a period ending on or prior to the Closing Date.

                     (K) Neither PCA nor any of its Subsidiaries is a party to any written, oral or implied agreement or obligation to provide any "covered employee," as defined in Section 162(m)(3) of the Code, with remuneration in excess of $1 million, that would be disallowed as a deduction for Federal income tax purposes pursuant to Section 162(m) of the Code.

          (iii)  REPRESENTATIONS RELATING TO TAX-FREE REORGANIZATION.

                 (A) In the Merger, shares of PCA Common Stock representing control of PCA, as defined in Section 369(c) of the Code, will be exchanged solely for voting stock of Sierra.

                 (B)  PCA is not an investment company within the meaning of
          Section 368(a)(2)(F)(iii) of the Code.

                 (C) Neither PCA nor any of its Subsidiaries is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                 (D) To the knowledge of PCA there is no plan or intention on the part of PCA stockholders to sell, exchange or otherwise dispose of a number of shares of Sierra Common Stock received by them for shares of PCA Common Stock pursuant to the Merger, nor to enter into any puts, calls, straddles, spreads or similar transactions, that would reduce PCA stockholders' ownership for U.S. federal income tax purposes of Sierra's Common Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the formerly outstanding stock of PCA as of the same date. For purposes of this representation, shares of PCA Common Stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Sierra Common Stock are treated as outstanding shares of PCA Common Stock at the Effective Time. Moreover, shares of PCA Common Stock and shares of Sierra Common Stock held by PCA stockholders and otherwise sold, redeemed or disposed of prior to or subsequent to the Merger will be considered in making this representation.

                (E) At the Effective Time, the fair market value of the assets of PCA will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which such assets are subject.

                (F) At the Effective Time, PCA will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in PCA that, if exercised or converted, would affect Sierra's acquisition or retention of control of PCA as defined in Section 368(c)(1) of the Code.

                (G) At the Effective Time there will not be any intercorporate indebtedness existing between Sierra and PCA or between Sierra Sub and PCA.

                (H) PCA, PCA stockholders and Subsidiaries will pay their own respective expenses, if any, incurred in connection with the Merger.

                (I) As of the Effective Time, PCA will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets held immediately before the commencement of the negotiations of the transaction as contemplated herein or hereby. For purposes of this representation, amounts paid by PCA to dissenters, amounts paid by PCA to stockholders who receive cash and other property, amounts used by PCA to pay reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by PCA will be included as assets of PCA immediately prior to the transaction.

                (J) PCA will not make any extraordinary dividend payments to its stockholders prior to the Effective Time, or in contemplation of the Merger.

          (s) OPINION OF FINANCIAL ADVISOR. PCA has received the opinion of Bear, Stearns & Co. dated the date hereof, to the effect that the Merger is fair, from a financial
     point of view, to the stockholders of PCA.   PCA has delivered a true and
     complete copy of this opinion to Sierra.

          (t) VOTE REQUIRED. The affirmative vote of a majority of the votes that holders of the outstanding shares of PCA Common Stock are entitled to cast is the only vote of the holders of any class or series of PCA capital stock or Voting Debt necessary to approve this Agreement and the transactions contemplated hereby (assuming the accuracy of the representations contained in Sections 3.2(b) and 3.2(u), without giving effect to the knowledge qualification thereof).

          (u) ACCOUNTING MATTERS. Neither PCA nor to the best of its knowledge, any of its affiliates, has through the date of this Agreement, taken or agreed to take any action that would prevent Sierra from accounting for the business combination to be effected by the Merger as a pooling of interests.

          (v) INVESTMENT COMPANY ACT. Neither PCA nor any of its Subsidiaries is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

          (w) APPLICABILITY OF DGCL 203. The provisions of Section 203 of the DGCL will not, assuming the accuracy of the representations contained in
     Section 3.2(u) (without giving effect to the knowledge qualification thereof), apply to this Agreement or any of the transactions contemplated hereby.

          (x) OWNERSHIP OF SIERRA COMMON STOCK. As of the date hereof, neither PCA nor, to the best of its knowledge, any of its affiliates or associates is an "interested stockholder" of Sierra within the meaning of Section 203 of the DGCL.

     3.2. REPRESENTATIONS AND WARRANTIES OF SIERRA AND SIERRA SUB. Sierra and Sierra Sub represent and warrant to PCA as follows:

          (a) ORGANIZATION; STANDING AND POWER. Each of Sierra and Sierra Sub and any other Subsidiary of Sierra is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership of leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Sierra.

          (b) CAPITAL STRUCTURE. As of the date hereof, the authorized capital stock of Sierra consists of 40,000,000 shares of Sierra Common Stock and 1,000,000 shares of

     Sierra Series A Preferred Stock. As of the close of business on October 31, 1996: (i) 17,874,403 shares of Sierra Common Stock were outstanding, (ii) 3,086,153 shares of Sierra Common Stock were reserved for issuance pursuant to the Sierra stock option plans and Sierra restricted stock plans (collectively, "Sierra Stock Plans"), (iii) 100,200 shares of Sierra Common Stock were held by Sierra in its treasury, (iv) 209,606 shares of Sierra Series A Preferred were reserved for issuance upon exercise of the Rights and (v) no Voting Debt of Sierra or any of its Subsidiaries was issued or outstanding; since September 30, 1996 there has been no material change in such share information. Between September 30, 1996 and the date of this Agreement Sierra has granted stock options pursuant to the Sierra Stock Plans as set forth on SCHEDULE 3.2(b). All outstanding shares of Sierra capital stock are, and the shares of Sierra Common Stock (x) to be issued pursuant to or as specifically contemplated by this Agreement, and (y) when issued in accordance with this Agreement, upon exercise of PCA Stock Options, in accordance with actions permitted by
     Section 4.1(c), will be, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date of this Agreement, except for this Agreement, the Sierra Stock Plans, and the Rights Agreement, there are no options, warrants, calls, rights or agreements to which Sierra or any Subsidiary of Sierra is a party or by which it or any such Subsidiary is bound obligating Sierra or any Subsidiary of Sierra to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of Sierra or of any Subsidiary of Sierra or obligating Sierra or any Subsidiary of Sierra to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Sierra or of any Subsidiary of Sierra to grant, extend or enter into any such option, warrant, call, right or agreement. As of the date hereof, the authorized capital stock of Sierra Sub consists of 1,000 shares of Common Stock, par value $.01 per share, of which 100 shares are issued and outstanding.

          (c) AUTHORITY. Sierra and Sierra Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Sierra and Sierra Sub, except that the approval of Sierra's shareholders of this Agreement and the Merger and the transactions contemplated hereby may be required. This Agreement has been duly executed and delivered by Sierra and Sierra Sub and constitutes a valid and binding obligation of Sierra and Sierra Sub enforceable against each in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any Violation pursuant to any provision of the Articles of Incorporation or Bylaws of Sierra, except (i) as set forth on SCHEDULE 3.2(c) hereto or
     (ii) as contemplated by the next sentence hereof, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Designated Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sierra or any Subsidiary of Sierra or their respective properties or assets, which Violation would have a Material Adverse Effect on Sierra. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Sierra or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Sierra and Sierra Sub or the consummation by Sierra and Sierra Sub of the transactions contemplated hereby, the failure to obtain which would have a Material Adverse Effect on Sierra, except for (i) the filing of a premerger notification report by Sierra under the HSR Act, (ii) the filing with the SEC of the S-4, the Proxy Statement (if the approval of Sierra's shareholders is required) and such reports under Sections 13(a), 13(d) and 16(a) of the Exchange Act, as may be required in connection with this Agreement, and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be so required, (iii) the filing of such documents with, and the obtaining of such orders from, the various state authorities, including state securities authorities, that are required in connection with the transactions contemplated by this Agreement, (iv) the filing of the Merger Filings with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Sierra is qualified to do business and (v) the State Approvals and State Takeover Approvals.

          (d) SEC DOCUMENTS. Sierra has delivered or made available to PCA a true and complete copy of each material report, schedule, registration statement and definitive proxy statement filed by Sierra with the SEC since January 1, 1992 (as such documents have since the time of their filing been amended, the "Sierra SEC Documents") which are all the documents (other than preliminary material) that Sierra was required to file with the SEC since such date. As of their respective dates, the Sierra SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Sierra SEC Documents, and at the time of its filing none of the Sierra SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Sierra and its consolidated Subsidiaries included in the Sierra SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Sierra and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

          (e) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Sierra or Sierra Sub for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date mailed to shareholders and at the times of the meeting or meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

          (f)  COMPLIANCE WITH APPLICABLE LAWS.  Except as set forth on
     SCHEDULE 3.2(f), the businesses of Sierra and each of its Subsidiaries have been and are being conducted in compliance with all applicable laws, rules, ordinances, regulations, licenses, judgments, orders or decrees of federal, state, local and foreign governmental authorities, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on Sierra and its Subsidiaries taken as a whole. Sierra and each Subsidiary of Sierra hold all certificates of authority, franchises, grants, permits, licenses, easements, consents, certificates, variances, exemptions, orders and approvals from all Governmental Entities (collectively, "Sierra Permits") which are necessary to own, lease and operate the assets and properties they currently own, lease and operate and to conduct their respective businesses and operations in the manner heretofore conducted and as proposed to be conducted, except for those Sierra Permits, the absence of which would not have a Material Adverse Effect on Sierra. SCHEDULE 3.2(f) contains a list of all Sierra Permits the violation of which would have a Material Adverse Effect on Sierra, including the jurisdictions in which Sierra or one or more of its Subsidiaries holds a license or are otherwise authorized to conduct insurance business and the types or lines of insurance which Sierra or one or more of its Subsidiaries is permitted to write in such jurisdictions.
     No notice has been received and, after due inquiry of management, no investigation or review is pending or, to Sierra's knowledge, threatened by any Governmental Entity with regard to (i) any alleged violation by Sierra or any of its Subsidiaries of any law, rule, regulation, ordinance, Sierra Permit, judgment, order or decree or (ii) any alleged failure to have or any violation of any Sierra Permit which violation or failure would have a Material Adverse Effect on Sierra. Neither Sierra nor any of its Subsidiaries nor to Sierra's knowledge any of its or their respective executive officers, directors or employees (in their capacities as such) has engaged in any activity constituting fraud or abuse under the laws relating to health care, insurance or the regulation of professional corporations.

          (g)  FINANCIAL STATEMENTS.

            (i) Sierra has delivered, or (if not yet available) will promptly deliver when available (and in any event prior to the Effective Time), to PCA complete and correct copies of (i) the balance sheets of Sierra and each of its then-existing Subsidiaries as at December 31, 1995, 1994, 1993, 1992, 1991, and the related audited statements of income and shareholders' equity and cash flows, for the fiscal years ended on those dates, together with all footnotes and
          (ii) the unaudited interim financial statements for Sierra and each of its Subsidiaries as at, and for the fiscal periods ended on September 30, 1996 and 1995 and each subsequent quarterly reporting date. All of such financial statements fairly present or when delivered will fairly present, as the case may be (subject, in the case of unaudited interim financial statements, to normal, recurring adjustments which are not expected to be, individually or in the aggregate, materially adverse to Sierra and its Subsidiaries taken as a whole), in all material respects, the financial position, results of operations and cash flows of Sierra and each of its Subsidiaries as at the respective dates of such balance sheets and for each of the respective periods then ended, in conformity with (A) U.S. GAAP and
          (B) in the case of each of the Insurance Subsidiaries, statutory or other accounting practices prescribed or permitted by the applicable insurance regulatory authorities in each case applied on a basis consistent throughout the reported periods.

            (ii) Except as set forth on SCHEDULE 3.2(g), neither such financial statements nor the financial statements of Sierra included in the Sierra SEC Documents (i) contain or when delivered will contain, as the case may be, any item of extraordinary or non-recurring income or expense (except as specified therein);
          (ii) reflect or when delivered will reflect, as the case may be, uncollectible accounts receivable without a reserve fairly stated for uncollectible amounts; and (iii) reflect or when delivered will reflect, as the case may be, any write-off or revaluation of assets (except as specified therein). As at the respective dates of the balance sheets included in all such financial statements, there was no liability, indebtedness or obligation of any nature or in any amount that should properly be reflected or provided for in financial statements prepared in conformity with U.S. GAAP or statutory accounting practices prescribed or permitted by the applicable insurance regulatory authorities, whichever is appropriate, applied on a basis consistent with that for prior periods, which was not fully reflected in such financial statements.

            (iii) The reserves recorded in the accounting records of each of the Insurance Subsidiaries for insurance policy benefits, losses, claims and expenses and any other reserves are reasonable and adequate and were prepared in accordance with the statutory or other accounting practices prescribed or permitted by the applicable insurance regulatory authorities and of all the jurisdictions in which the Insurance Subsidiaries are licensed to transact an insurance business and make good and sufficient provisions for all insurance obligations of Sierra and its Subsidiaries. Such reserves have been opined upon as reasonable and adequate as of December 31, 1995, for Sierra Health & Life Insurance Company, Inc. by Towers Perrin Integrated Health Systems Consulting, a duly qualified actuarial firm that is a member in good standing in the American Academy of Actuaries. For Health Plan of Nevada, Inc. and HMO Texas, L.C. such reserves have been opined upon as reasonable and adequate as of December 31, 1995 by Marlin Mueller, a duly qualified actuary who is a member in the American Academy of Actuaries. For California Indemnity Insurance Company and Commercial Casualty Insurance Company such reserves have been opined upon as resonable and adequate as of December 31, 1995 by Timothy B. Perr, a duly qualified actuary who is a member in good standing in the American Academy of Actuaries.

          (h) LITIGATION. Except (i) as set forth on SCHEDULE 3.2(h), (ii) as disclosed in the Sierra SEC Documents and (iii) for actions and suits arising in the ordinary course of business, none of which is reasonably expected to have a Material Adverse Effect on Sierra, there is no action, suit, proceeding or investigation, either at law or in equity, at or before any commission or other administrative authority in any domestic or foreign jurisdiction, of any kind now pending or, to the best of Sierra's or Sierra Sub's knowledge, threatened, involving Sierra, Sierra Sub or any other Subsidiary of Sierra, or any of the respective properties or assets of Sierra or Sierra Sub that (i) if asserted is reasonably expected to have a Material Adverse Effect on Sierra, (ii) questions the validity of this Agreement, or (iii) seeks to delay, prohibit or restrict in any manner any action taken or to be taken by Sierra or Sierra Sub under this Agreement. None of Sierra nor any Subsidiary of Sierra, nor any of their respective properties or assets is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement (other than agreements related to the settlement of insurance claims in the ordinary course of business), continuing investigation (other than regularly scheduled audits) by any court, Governmental Entity, or any judicial administrative or arbitral judgment, order, writ, decree, injunction, restraint, or award of any court, Governmental Entity or arbitrator, including without limitation cease-and-desist or other orders. Neither Sierra nor any of its Subsidiaries has agreed to, or is bound by, any extension or waiver of the statute of limitations relating to any pending or potential action, suit, claim, proceeding or investigation involving Sierra or any of its Subsidiaries (other than extensions or waivers in connection with the settlement of insurance claims in the ordinary course of business).

          (i) LABOR AND EMPLOYMENT MATTERS. Neither Sierra nor any of its Subsidiaries has employees who are represented by a labor union or organization, no labor union or organization has been certified or recognized as a representative of any such employees, and neither Sierra nor any of its Subsidiaries is a party to or has any obligation under any collective bargaining agreement or other contract or agreement with any labor union or organization. There are no pending or, to Sierra's knowledge, threatened, representation campaigns, elections or proceedings or questions concerning union representation involving any employees of either Sierra or any of its Subsidiaries. Neither Sierra nor any of its Subsidiaries has any knowledge of any activities or efforts of any labor union or organization (or representatives thereof) to organize any of its employees, any demands for recognition or collective bargaining, any strikes, slowdowns, work stoppages or lock-outs of any kind, or threats thereof, by or with respect to any employees of Sierra or any of its Subsidiaries, and no such activities, efforts, demands, strikes, slowdowns, work stoppages or lock-outs occurred during a three-year period preceding the date hereof. Neither Sierra nor any of its Subsidiaries has engaged in, admitted committing, or been held in any administrative or judicial proceeding to have committed any unfair labor practice under the National Labor Relations Act, as amended. Except as set forth on SCHEDULE 3.2(i), neither Sierra nor any of its Subsidiaries is involved in any industrial or trade dispute or any dispute or negotiation regarding a claim of material importance with any labor union or organization concerning its employees, and there are no controversies, claims, demands or grievances of material importance pending or, so far as Sierra is aware, threatened, between Sierra or any of its Subsidiaries and any of their respective employees.

          (j) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1995 and except (i) as set forth in SCHEDULE 3.2(j), (ii) for the execution and delivery of this Agreement and changes in its properties or business attributable to the transactions contemplated by this Agreement, (iii) as disclosed in the Sierra SEC Documents filed prior to the date of this Agreement or in the audited consolidated balance sheets of Sierra and its Subsidiaries and the related consolidated statements of income, shareholders' equity and cash flows as of and for the period ended
     December 31, 1995 (the "Sierra 1995 Financials"), true and correct copies of which have been delivered to PCA, and (iv) sales and purchases of investment securities in the ordinary course, neither Sierra nor any of its
     Subsidiaries:

            (i) had any change in its financial condition businesses, assets or liabilities, other than changes which have not had, individually or in the aggregate, a Material Adverse Effect on Sierra;

             (ii) suffered any damage, destruction or loss of physical property (not adequately covered by insurance) that, individually or in the aggregate, has had a Material Adverse Effect on Sierra;

             (iii)  issued, sold or otherwise disposed of, or, since
        October 31, 1996, redeemed, purchased or otherwise acquired, or agreed to issue, sell or otherwise dispose of, redeem, purchase or otherwise acquire, any capital stock or any other security of Sierra or any of its Subsidiaries or granted or agreed to grant any option warrant or other right to subscribe for or to purchase any capital stock or any other security of Sierra or any of its Subsidiaries;

             (iv) incurred or agreed to incur any material indebtedness for borrowed money;

             (v) paid or obligated itself to pay in excess of $500,000 in the aggregate for any fixed assets;

             (vi) sold, transferred, leased or otherwise disposed of, or agreed to sell, transfer, lease or otherwise dispose of, (A) any properties or assets to any director or officer of Sierra or of any Subsidiary of Sierra or any member of the family or any other affiliate of any of the foregoing or (B) any properties or assets having a fair market value of $250,000 or agreed to sell, transfer, lease or otherwise dispose of, any assets (other than securities) having a fair market value at the time of sale, transfer or disposition of $250,000;

             (vii) mortgaged, pledged or subjected to any material charge, lien, claim or encumbrance, or agreed to mortgage, pledge or subject to any material charge, lien, claim or encumbrance any of its material properties or assets;

             (viii) declared, set aside or paid any dividend or made any distribution (whether in cash, property or stock) with respect to any of its capital stock;

             (ix) (A) increased, or agreed to increase, the compensation or bonuses or special compensation of any kind of any of its directors, officers or employees (other than insurance agents or independent contractors) over the rate being paid to them on December 31, 1995, as set forth in Sierra's Proxy Statement for the 1996 Annual Meeting of Shareholders ("Sierra's 1996 Proxy Statement"), other than normal merit and cost-of-living increases pursuant to customary arrangements consistently followed, or (B) since July 1, 1996, paid any bonus or similar compensation to any director, officer or employee of Sierra or any Subsidiary of Sierra in excess of $100,000, or (C) entered into any employment, consulting or severance agreement or arrangement with any director, officer or employee (other than any agent or independent contractor) or adopted or increased any benefit under any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any director, officer or employee (other than any agent or independent contractor);

             (x) has terminated, or been notified in writing of the likely termination of, a material contract with a hospital or other provider, a self-insured employer, a union or other association, a government agency or a national insurance carrier or any other material contract regarding managed care services or insurance services;

             (xi) neither Sierra nor any of its Subsidiaries has entered into a contract or arrangement with an individual or entity (including a network of health care providers) providing for the rendering of professional health care services by such person as an employee of or contractor to Sierra (other than a provider of in-patient care) under which, during the last 12 months, Sierra was obligated or became committed to pay in excess of $500,000 or under which, during the next 12 months, Sierra is reasonably expected to pay or to become obligated to pay in excess of $500,000, except for such contracts that are terminable by Sierra upon 90 days advance notice without penalty;

             (xii) except as otherwise required or provided for in this Agreement and except in the ordinary course of business, made or permitted any material amendment or termination of any material contract, lease, concession, franchise, license, indenture, instrument, mortgage, note, loan or credit agreement or other obligation to which it is a party;

             (xiii) had any resignation or termination of employment of any of its key officers or employees, or become aware of any impending or threatened termination of employment, that would, individually or in the aggregate, have a Material Adverse Effect on Sierra;

             (xiv) had any labor trouble or concerted work stoppage or knows of any impending or threatened labor trouble or concerted work stoppage;

             (xv) canceled, or agreed to cancel, any debts or claims over $500,000 in the aggregate or $250,000 individually other than in the ordinary course of business;

             (xvi) made any material change in its accounting methods or practices with respect to its condition, operations, business, properties, assets or liabilities;

             (xvii) made any charitable or political contribution or pledge in excess of $100,000 in the aggregate;

             (xviii) agreed or committed to do, or authorized or approved any action looking to, any of the foregoing;

             (xix) paid aggregate commissions to insurance agents and independent contractors for policies issued in 1995 and with normal anniversary dates of January 1, 1995 or subsequent thereto in excess of 15% of direct premiums written;

             (xx) made any material cash payments to insurance agents, independent contractors or brokers other than pursuant to a Producer Profit Share Agreement; or

             (xxi) entered into any material transaction not in the ordinary course of its business.

        (k) MATERIAL CONTRACTS. Except as set forth in SCHEDULE 3.2(k), neither Sierra nor any of its Subsidiaries is a party to any written or oral:

             (i) employment or consulting contract or other contract for services involving a payment of more than $250,000 annually and that is not terminable without cost upon thirty (30) days' prior written notice;

             (ii) material lease, franchise or concession providing for a payment by any person of more than $500,000 annually;

             (iii) loan agreement, mortgage, indenture, promissory note, financing lease or other instrument relating to any debt (in excess of $250,000 and which, in the aggregate, do not amount to more than $1,000,000);

             (iv) contract of purchase or sale involving more than $500,000 and that is not in the ordinary course of business;

             (v) partnership, joint venture, material license or similar agreement;

             (vi)    stand-by letter of credit, guarantee or performance bond;

             (vii) material contract with a hospital or other provider, a self-insured employer, a union or other association, a governmental agency or a national insurance carrier or any other material contract regarding managed care services or insurance services;

             (viii) contract restricting the ability of any person from freely engaging in any business or competing anywhere in the world;

             (ix) contract or arrangement with an individual or entity (including a network of health care providers) providing for the rendering of professional health care services by such person as an employee of or contractor to Sierra (other than a provider of in-patient care) under which, during the last 12 months, Sierra was obligated or became committed to pay in excess of $1,000,000 except for such contracts that are terminable by Sierra upon 90 days advance notice without penalty; or

             (x) other material contract or commitment not made in the ordinary course of business.

   Each contract or other agreement listed in SCHEDULE 3.2(k) is in full force and effect and is valid and enforceable by Sierra or a Subsidiary of Sierra, as the case may be, in accordance with its terms. Neither Sierra nor any of its Subsidiaries is in default in the observance or the performance of any term or obligation to be performed by it under any material contract listed in SCHEDULE 3.2(k). To the knowledge of Sierra without investigation, no other person is in default in the observance or the performance of any term or obligation to be performed by it under any material contract listed in SCHEDULE 3.2(k). There is currently no outstanding bid or contract proposal by Sierra or any of its Subsidiaries which, if accepted or entered into, might reasonably be expected to result in a material loss to either Sierra or any of its Subsidiaries, except with respect to losses occurring in the ordinary course of business. Sierra has delivered or made available to PCA copies of all contracts listed in the schedules hereto.

        (l) OFFICERS AND DIRECTORS AND EMPLOYEES. Sierra's 1996 Proxy Statement, as modified by SCHEDULE 3.2(l), sets forth a list of:

             (i) The names of all directors and officers of Sierra and each of its material Subsidiaries;

             (ii) The name and current annual rate of compensation (including bonuses and other forms of compensation) paid by Sierra and its Subsidiaries to each of its respective officers, directors and employees whose annual rate of base compensation exceeded $100,000 for the year ended December 31, 1995; and

            (iii) The names of all persons who have written employment, consulting or severance agreements or arrangements with Sierra or any of its Subsidiaries if such agreement or arrangement provides for payment to such persons resulting from such person's resignation, from a change-in-control of Sierra or any of its Subsidiaries or from a change in such person's responsibilities following a change-in-control; and Sierra has provided complete and correct copies of such agreements to PCA.

        (m)  TITLE TO AND CONDITION OF PROPERTIES AND ASSETS.

            (i) Sierra and its Subsidiaries have good and defensible title to, or valid leasehold interests in, their respective material properties and assets, whether owned or leased, including, without limitation, (A) those used in their respective businesses, and (B) those reflected in the consolidated balance sheet of Sierra as of September 30, 1996 most recently delivered to PCA (except as since sold or otherwise disposed of in the ordinary course of business and except for minor defects in title, easements, restrictive covenants and similar encumbrances or impediments that, individually or in the aggregate, do not and will not materially interfere with the ability of Sierra and its Subsidiaries to use their properties or to conduct their businesses as currently conducted), in each case subject to no Liens, except for (x) the lien of current Taxes (as hereinafter defined) not yet due and payable, (y) with respect to leased property, the provisions of such leases and (z) liens, that, individually or in the aggregate, do not and will not materially interfere with the ability of Sierra or any of its Subsidiaries to conduct business as currently conducted. Except as described on SCHEDULE 3.2(m), subsequent to December 31, 1995, neither Sierra nor any of its Subsidiaries has sold or disposed of any of their respective properties or assets or obligated themselves to do so except in the ordinary course of business. The facilities, machinery, furniture, office and other equipment of Sierra and each of its Subsidiaries that are used in their respective businesses are in good operating condition and repair, subject to the ordinary wear and tear of those businesses.

            (ii) All of the real property owned or leased by Sierra or any of its Subsidiaries has been maintained by Sierra in compliance with all federal, state and local environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses and regulations, except where the failure to so maintain the property would not have a Material Adverse Effect on Sierra.

     (n) PATENTS, COPYRIGHTS, SERVICE MARKS AND TRADEMARKS. Neither Sierra nor any of its Subsidiaries own or licenses any patent, copyright, service mark, trademark or other intellectual property right, other than such patents, copyrights, service marks, trademarks and other intellectual property rights as are described in SCHEDULE 3.2(n), except for such intellectual property rights the loss of which singly or in the aggregate would not have a Material Adverse Effect on Sierra. Except as set forth on SCHEDULE 3.2(n) and other than such as would have a Material Adverse Effect on Sierra: (i) Sierra and its Subsidiaries own or license all patents, copyrights, service marks, trademarks and other intellectual property rights that are necessary to the conduct of their respective businesses, (ii) all names under which Sierra or any of its Subsidiaries currently conducts business are set forth in SCHEDULE 3.2(n), (iii) no claim has been made, and to Sierra's knowledge no basis for any such claim exists, that Sierra or any of its Subsidiaries has infringed any patent, copyright, service mark, trademark or other intellectual property right of any other person and (iv) no claim has been made, and to Sierra's knowledge no basis for any such claim exists, that any person has infringed on any patent, copyright, service mark, trademark or other intellectual property right of Sierra or any of its Subsidiaries.

     (o)  EMPLOYEE BENEFIT PLANS.

            (i) LIST OF PLANS. SCHEDULE 3.2(o) includes a complete and accurate list of all employee benefit plans ("Plans"), as defined in Section 3(3) of ERISA and material benefit arrangements that are not Plans ("Benefit Arrangements"), including, but not limited to any (A) employment or consulting agreements, (B) incentive bonus or deferred bonus arrangements,
        (C) arrangements providing termination allowance, severance or similar benefits, (D) equity compensation plan, and (E) deferred compensation plans, (F) cafeteria plans, (G) employee assistance programs, (H) bonus programs, (I) scholarship programs, (J) vacation policies, and (K) stock option plans that are currently in effect or were maintained within three years of the Effective Time, or have been approved before the Effective Time but are not yet effective, for the benefit of directors, officers, employers or former employees (or their beneficiaries) of Sierra or a Controlled Company ("Designated Plans"). For purposes of this Section 3.2(o), "Controlled Company" shall mean any entity that, together with Sierra as of the relevant determination date under ERISA, is or was required to be treated as a single employer under Section 414 of the Code and any reference to Sierra in this Section 3.2(o) shall also include a reference to a Controlled Company.

            (ii) NO TITLE IV PLANS OR VEBAS. Neither Sierra nor any entity (whether or not incorporated) that was at any time during the six years before the Effective Time treated as a single employer together with Sierra under Section 414 of the Code has ever maintained, had any obligation to contribute to or incurred any liability with respect to a pension plan that is or was subject to the provisions of Title IV of ERISA or Section 412 of the Code. Neither Sierra nor any entity (whether or not incorporated) that was at any time during the six years before the Effective Time treated as a single employer together with Sierra under Section 414 of the Code has ever maintained, had an obligation to contribute to, or incurred any liability with respect to a multiemployer pension plan as defined in Section 3(37) of ERISA. During six years before the Effective Time, Sierra has not maintained, had an obligation to contribute to or incurred any liability with respect to a voluntary employees beneficiary association that is or was intended to satisfy the requirements of Section 501(c)(9) of the Code.

            (iii) DISCLOSED PLANS. With respect to each Designated Plan, Sierra has delivered to Sierra, as applicable, true and complete copies of (A) all written documents comprising such Plan or each Benefit Arrangement (including amendments and individual agreements relating thereto); (B) the trust, group annuity contract or other document that provides for the funding of the Designated Plan or the payment of Designated Plan benefits, (C) the three most recent annual Form 5500, 990 and 1041 reports (including all schedules thereto) filed with respect to the Designated Plan; (D) the most recent actuarial report, valuation statement or other financial statement; (E) the most recent Internal Revenue Service determination letter ("IRS") and all rulings or determinations requested from the IRS after the date of that determination letter; (F) the summary plan description currently in effect and all material modifications thereto; and (G) all other correspondence from the IRS or Department of Labor received that relate to one or more of the Designated Plans with respect to any matter, audit or inquiry that is still pending. All information provided by Sierra and its Subsidiaries to the individuals who prepared any such financial statements was true, correct and complete in all material respects. Each financial or other report delivered to Sierra pursuant hereto is accurate in all material respects, and there has been no material adverse change in the financial status of any Designated Plan since the date of the most recent report provided with respect thereto.

            (iv) COMPLIANCE WITH LAW. Except as set forth in SCHEDULE 3.2(O), Sierra has operated, and has caused its appointees and nominees to operate, each Designated Plan in a manner which is in material compliance with the terms thereof and with all applicable law, regulations and administrative agency rulings and requirements applicable thereto, the violation of which would not have a material adverse effect on Sierra and its Subsidiaries taken as a whole. Except as otherwise disclosed in
        SCHEDULE 3.2(o), with respect to each Designated Plan that is a Plan (A) the Plan is in compliance with ERISA in all material respects, including but not limited to all reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA; (B) the appropriate Form 5500 has been timely filed, for each year of its existence; (C) there has been no transaction described in sections 406 or 407 of ERISA or section 4975 of the Code relating to the Plan unless exempt under section 408 of ERISA or section 4975 of the Code, as applicable; and (D) the bonding requirements of section 412 of ERISA have been satisfied.

            (v) CONTRIBUTIONS. Full payment has been made of all amounts which Sierra or a Controlled Company is required, under applicable law or under any Designated Plan or any agreement related to any Designated Plan to which Sierra or a Controlled Company is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of each Designated Plan ended prior to the date hereof. Benefits under all Designated Plans are as represented in the governing instruments provided pursuant to (i) above, and have not been increased subsequent to the date as of which documents have been provided.

            (vi) TAX QUALIFICATION. Each Designated Plan, as amended to date, that is intended to be qualified under Section 401(a) and 501(a) of the Code has been determined to be so qualified by the IRS, has been submitted to the IRS for a determination with respect to such qualified status or the remedial amendment period established under Section 402(b) of the Code with respect to the Designated Plan will not have expired prior to the Effective Time. Except as disclosed on SCHEDULE 3.2(o), no facts have occurred which if known by the IRS could cause disqualification of any such Plan.

            (vii) TAX OR CIVIL LIABILITY. Neither Sierra nor a Controlled Company has participated in, or is aware of, any conduct that could result in the imposition upon Sierra of any excise tax under Sections 4971 through 4980B of the Code or civil liability under Section 502(i) of ERISA with respect to any Designated Plan.

            (viii) CLAIMS LIABILITY. There is no action, claim or demand of any kind (other than routine claims for benefits) that has been brought or, to Sierra's knowledge, threatened against, or relating to, any Designated Plan, and Sierra has no knowledge of any pending investigation or administrative review by any Governmental Entity relating to any Designated Plan.

            (ix) RETIREE WELFARE COVERAGE.  Except as set forth in
        SCHEDULE 3.2(o), no Designated Plan provides any health, life or other welfare coverage to employees of Sierra or a Controlled Company beyond termination of their employment with Sierra or a Controlled Company by reason of retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

            (x) NO EXCESS PARACHUTE PAYMENTS. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of transactions contemplated by this Agreement by any employee, officer or director of Sierra or a Controlled Company who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Designated Plan currently in effect would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

     (p) TRANSACTIONS WITH OFFICERS, DIRECTORS AND OTHERS. Except as set forth on SCHEDULE 3.2(p), no director, officer or affiliate of Sierra, or any member of the immediate family or any other affiliate of any of the foregoing, is a party to business arrangements or relationships of any kind with Sierra or its Subsidiaries in which the amount involved exceeds $60,000, or, to the knowledge of Sierra, owns or has an ownership interest in any corporation (in excess of 5% of any publicly traded corporation) or other entity that is a party to, or in any property which is the subject of any such business arrangements.

     (q) INSURANCE MATTERS--REINSURANCE AND COINSURANCE. SCHEDULE 3.2(q) contains a list of all reinsurance or coinsurance treaties or agreements to which Sierra or any of its Subsidiaries is a party. All such treaties or agreements as set forth in such Schedule are valid, binding and in full force and effect in accordance with their terms (except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies); and neither Sierra nor its Insurance Subsidiaries nor, to Sierra's knowledge, any other party thereto is in default as to any provision thereof, except for such defaults the effect of which singly or in the aggregate would not have a Material Adverse Effect on Sierra, and none of such agreements contains any provision (A) providing that any other party thereto may terminate such agreement or declare a default or seek damages thereunder by reason of the transactions contemplated by this Agreement or (B) which would be altered or otherwise become applicable by reason of such transactions. Sierra does not know of any facts or events that could cause the financial condition of any party to any such agreement to be impaired to such an extent that a default thereunder may be reasonably anticipated.

     (r)  TAXES.

          (i)  TAX REPRESENTATIONS.  Except as set forth in SCHEDULE 3.2(r):

               (A) All Returns required to have been filed on or before the date hereof by or with respect to Sierra or any of its Subsidiaries or any affiliated, combined, consolidated, unitary or similar group of which Sierra or its Subsidiaries is or was a member (a "Relevant Group") with any Taxing Authority have been duly and timely filed, and each such Return correctly and completely reports all material information required to be reported thereon. All Taxes of Sierra or its Subsidiaries or any member of a Relevant Group (whether or not shown on any Return) with respect to any period ending on or before the date hereof have been paid or are duly reserved for in the financial statements of Sierra and its Subsidiaries for such period.

               (B) Neither Sierra nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.


               (C) PCA is not currently under audit by any Taxing Authority with respect to any material Return. PCA's consolidated federal income tax returns have been audited through December 31, 1992. No claim is pending by any Taxing Authority in a jurisdiction in which PCA or any of its Subsidiaries does not file Returns, that it is subject to Taxation in that jurisdiction.

               (D) Other than agreements among Sierra and its Subsidiaries, neither Sierra nor any of its Subsidiaries is a party to any tax allocation or tax sharing agreement.

               (E) Neither Sierra nor any of its Subsidiaries is a "consenting corporation" within the meaning of Section 341(f)(1) of the Code or comparable provisions of any state statute, and none of the assets of Sierra or its Subsidiaries is subject to any election under Section 341(f) of the Code or comparable provisions of any state statutes.

               (F) Neither Sierra nor any of its Subsidiaries has received or requested any ruling of a Taxing Authority relating to Taxes or entered into any material written or legally binding agreement with a Taxing Authority relating to Taxes.

               (G) Neither Sierra nor any of its Subsidiaries (1) has or is projected to have a material amount includible in its income for the current taxable year under Section 951 of the Code, (2) has been a passive foreign investment company within the meaning of Section 1296 of the Code, and neither Sierra nor any of its Subsidiaries is a shareholder, directly or indirectly in any passive foreign investment company, or (3) has a material unrecaptured overall foreign loss within the meaning of Section 940(f) of the Code.

               (H) Neither Sierra nor any of its Subsidiaries is, or at any time has been, subject to (1) the dual consolidated loss provisions of Section 1503(d) of the Code, (2) the overall foreign loss provisions of Section 904(f) of the Code, or (3) the recharacterization provisions of Section 952(c)(2) of the Code.

               (I) None of the assets of Sierra or any of its Subsidiaries constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code. Neither Sierra nor any of its Subsidiaries is a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(3) of the Internal Revenue Code as in effect prior to the Tax Reform Act of 1986, or to any "long-term contract" within the meaning of
          Section 460 of the Code.

               (J) Neither Sierra nor any of its Subsidiaries has any material (1) deferred gain or loss arising out of any deferred intercompany transaction or (2) income which will be reportable in a period ending after the Closing Date which is attributable to a transaction occurring in, or a change in accounting method made for, a period ending on or prior to the Closing Date.

               (K) Neither Sierra nor any of its Subsidiaries is a party to any written, oral or implied agreement or obligation to provide any "covered employee," as defined in Section 162(m)(3) of the Code, with remuneration in excess of $1 million, that would be disallowed as a deduction for Federal income tax purposes pursuant to Section 162(m) of the Code.

          (ii) REPRESENTATIONS RELATING TO TAX-FREE REORGANIZATION. Prior to and at the Effective Time, Sierra will be in "control" of Sierra
     Sub within the meaning of Section 368(C) of the Code and Sierra has no plan or intention to cause PCA to issue additional shares of capital stock following the Effective Time that would result in Sierra losing "control" (as so defined) of PCA; Sierra has no plan or intention to reacquire any of its stock issued pursuant to the Merger; Sierra has no plan or intention to liquidate PCA, to merge PCA with or into another corporation including Sierra or its affiliates, to sell, distribute or otherwise dispose of any of the capital stock of PCA or to cause PCA to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; neither
     Sierra nor Sierra Sub is an "investment company" within the meaning of Section 368(a)(2)(F)(iii) of the Code; neither
     Sierra nor Sierra Sub is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;
     the liabilities of Sierra Sub assumed by PCA and the liabilities to which the transferred assets of Sierra Sub are subject were incurred by Sierra Sub in the ordinary course of its business; following the Effective Time, Sierra shall cause PCA to either continue the historic business of PCA or use a significant portion of PCA's historic business assets in a business; any amounts paid with respect to PCA Dissenting Shares will be paid by PCA solely from PCA's pre-merger assets and without reimbursement therefor by Sierra or Sierra Sub; neither Sierra nor any affiliate of Sierra owns, or has owned during the past five (5) years, directly or indirectly, any shares of PCA's capital stock or the right to acquire or vote any such shares; no shareholder is acting as agent for Sierra in connection with the Merger or the approval thereof; and assuming the accuracy of PCA's representation contained in Section 3.1(r)(iii)(I), following the Merger PCA will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets and at least 90% of the fair market value of Sierra Sub's net assets and at least 70% of the fair market value of Sierra Sub's gross assets, held immediately before the Merger, taking into account any merger expenses and any distributions other than regular dividends.

     (s) OPINION OF FINANCIAL ADVISOR. Sierra has received the opinion of Salomon Brothers Inc, dated the date hereof, to the effect that the consideration to be received in the Merger by Sierra's shareholders is fair to Sierra and its shareholders from a financial point of view. Sierra has delivered a true and complete copy of this opinion to PCA.

     (t) ACCOUNTING MATTERS. Neither Sierra nor, to the best of its knowledge, any of its affiliates, has through the date of this Agreement taken or agreed to take any action that would prevent Sierra from accounting for the business combination to be effected by the Merger as a pooling of interests.

     (u) OWNERSHIP OF PCA COMMON STOCK. As of the date hereof, neither Sierra nor, to the best of its knowledge, any of its affiliates or associates, (i) (A) beneficially owns, directly or indirectly, or (B) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of PCA, which in the aggregate, represent 10% or more of the outstanding shares of capital stock of PCA entitled to vote generally in the election of directors, nor (ii) is an "interested stockholder" of PCA within the meaning of Section 203 of the DGCL.

          (v) INTERIM OPERATIONS OF SIERRA SUB. Sierra Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          (w) INVESTMENT COMPANY ACT. Neither Sierra nor Sierra Sub is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

          (x) VOTE REQUIRED. The affirmative vote of a majority of the votes that holders of the outstanding shares of Sierra Common Stock are entitled to cast is the only vote of the holders of any class or series of Sierra capital stock or Voting Debt necessary to approve this Agreement and the transactions contemplated hereby.

          (y) APPLICABILITY OF DGCL 203. The provisions of Section 203 of the DGCL will not, assuming the accuracy of the representations contained in
     Section 3.1 (x) (without giving effect to the knowledge qualification thereof), apply to this Agreement or any of the transactions contemplated hereby.

                ARTICLE IV.  COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1. COVENANTS OF PCA. During the period from the date of this Agreement and continuing until the Effective Time, PCA agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing and except with respect to employment and compensation arrangements entered into by PCA):

          (a) ORDINARY COURSE. PCA and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time.

          (b) DIVIDENDS; CHANGES IN STOCK. PCA shall not, nor shall it permit any of its Subsidiaries to, nor shall PCA propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a wholly-owned Subsidiary of PCA or such Subsidiary, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any shares of its capital stock.

          (c) ISSUANCE OF SECURITIES. PCA shall not, nor shall PCA permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares, or convertible securities, other than the issuance of PCA Common Stock upon the exercise of outstanding stock options or stock grants under PCA Stock Plans in each case in accordance with their present terms.

          (d) GOVERNING DOCUMENTS. PCA shall not amend nor shall it permit its Subsidiaries (except, with the consent of Sierra, to the extent required by relevant authorities to become admitted to engage in the insurance business in the jurisdictions in which PCA and its Subsidiaries are currently admitted) to amend or propose to amend its Certificate of Incorporation or Bylaws.

          (e) NO ACQUISITIONS. PCA shall not, nor shall PCA permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the Assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets in each case which are material, individually or in the aggregate, to PCA and its Subsidiaries taken as a whole.

          (f) NO DISPOSITIONS. Other than (i) as may be required by law to consummate the transactions contemplated hereby or (ii) in the ordinary course of business consistent with prior practice, PCA shall not, nor shall PCA permit any of its Subsidiaries to, without the prior consent of Sierra, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to PCA and its Subsidiaries taken as a whole. The transaction described in clause (i) above is not in contemplation of the Merger and the Merger is not dependent upon the consummation of such transaction.

          (g) INDEBTEDNESS. PCA shall not, nor shall PCA permit any of its Subsidiaries to, incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others other than (i) in each case in the ordinary course of business consistent with prior practice and (ii) refinancing, amendments to or modifications of existing credit lines and borrowings thereunder.

          (h) OTHER ACTIONS. PCA shall not, nor shall PCA permit any of its Subsidiaries to, take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited), or in any of the conditions to the Merger set forth in Article VI not being satisfied.

          (i) ADVICE OF CHANGES; SEC FILINGS. PCA shall confer with Sierra on a regular and frequent basis and report on operational matters and promptly advise Sierra of any change or event having a Material Adverse Effect on PCA. PCA shall promptly provide Sierra (or its counsel) copies of all filings made by such party with any state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

          (j) ACCESS TO INFORMATION. Upon reasonable notice, PCA shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Sierra, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, PCA shall (and shall cause its Subsidiaries to) furnish promptly to Sierra (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, Sierra will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason Sierra shall promptly return all nonpublic documents obtained from PCA or its Subsidiaries, and any copies made of such documents, to PCA.

          (k) AFFILIATES. Prior to the Closing Date, PCA shall deliver to Sierra a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of PCA, "affiliates" of PCA for purposes of Rule 145 under the Securities Act. PCA shall use its best efforts to cause each such person to deliver to Sierra on or prior to the Closing Date a written agreement, substantially in the form attached as
     EXHIBIT 4.1(k) hereto.

     4.2. COVENANTS OF SIERRA AND SIERRA SUB. During the period from the date of this Agreement and continuing until the Effective Time, Sierra Sub agrees and Sierra agrees as to itself and its Subsidiaries that (except (i) as described on EXHIBIT 4.2, (ii) as expressly contemplated or permitted by this Agreement,
(iii) to the extent that the other party shall otherwise consent in writing and
(iv) with respect to employment and compensation arrangements entered into by Sierra):

          (a) ORDINARY COURSE. Sierra and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time.

          (b) DIVIDENDS; CHANGES IN STOCK. Sierra shall not, nor shall it permit any of its Subsidiaries to, nor shall Sierra propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a wholly-owned Subsidiary of Sierra or such Subsidiary, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any shares of its capital stock.

          (c) ISSUANCE OF SECURITIES. Sierra shall not, nor shall Sierra permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares, or convertible securities, other than the issuance of Sierra Common Stock upon the exercise of outstanding stock options or stock grants under Sierra Stock Plans in each case in accordance with their present terms.

          (d) GOVERNING DOCUMENTS. Except as contemplated by this Agreement, Sierra shall not amend nor shall it permit its Subsidiaries (except, with the consent of PCA, to the extent required by relevant authorities to become admitted to engage in the insurance business in the jurisdictions in which Sierra and its Subsidiaries are currently admitted) to amend or propose to amend its Articles of Incorporation or Bylaws.

          (e) NO ACQUISITIONS. Sierra shall not, nor shall Sierra permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the Assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets in each case which are material, individually or in the aggregate, to Sierra and its Subsidiaries taken as a whole.

          (f) NO DISPOSITIONS. Other than (i) as may be required by law to consummate the transactions contemplated hereby or (ii) in the ordinary course of business consistent with prior practice, Sierra shall not, nor shall Sierra permit any of its Subsidiaries to, without the prior consent of PCA, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to Sierra and its Subsidiaries taken as a whole. The transaction described in clause (i) above is not in contemplation of the Merger and the Merger is not dependent upon the consummation of such transaction.

          (g) INDEBTEDNESS. Sierra shall not, nor shall Sierra permit any of its Subsidiaries to, incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others other than (i) in each case in the ordinary course of business consistent with prior practice, (ii) refinancing of existing credit lines and borrowings thereunder and (iii) to enable Sierra to pay when due all indebtedness for borrowed money of PCA.

          (h) OTHER ACTIONS. Sierra shall not, nor shall Sierra permit any of its Subsidiaries to, take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited), or in any of the conditions to the Merger set forth in Article VI not being satisfied.

          (i) ADVICE OF CHANGES; SEC FILINGS. Sierra shall confer with PCA on a regular and frequent basis and report on operational matters and promptly advise PCA of any change or event having a Material Adverse Change. Sierra shall promptly provide PCA (or its counsel) copies of all filings made by such party with any state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

          (j) ACCESS TO INFORMATION. Upon reasonable notice, Sierra shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of PCA, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Sierra shall (and shall cause its Subsidiaries to) furnish promptly to PCA (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, PCA will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason PCA shall promptly return all nonpublic documents obtained from Sierra or its Subsidiaries, and any copies made of such documents, to Sierra.

                          ARTICLE V.  ADDITIONAL AGREEMENTS

     5.1. PREPARATION OF S-4 AND THE PROXY STATEMENT. Sierra and PCA shall promptly prepare and file with the SEC the Proxy Statement and Sierra shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Sierra and PCA shall use its best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Sierra shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Sierra Common Stock in the Merger and upon the exercise of PCA Stock Options (as defined in Section 5.7), and PCA shall furnish all information concerning PCA and the holders of PCA Common Stock as may be reasonably requested in connection with any such action.

     5.2. LETTER OF PCA'S ACCOUNTANTS. PCA shall use its best efforts to cause to be delivered to Sierra a letter of KPMG Peat Marwick LLP, PCA's independent auditors, dated a date within two business days before the date on which the S-4 shall become effective and addressed to Sierra, in form and substance reasonably satisfactory to Sierra and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

     5.3. MEETINGS. Each of PCA and Sierra shall call a meeting of its respective stockholders and shareholders to be held as promptly as practicable for the purpose of voting upon this Agreement and related matters (including, with respect to Sierra, the approval of an amendment to the Articles of Incorporation of Sierra to increase its authorized capital stock from 40,000,000 shares of Sierra Common Stock to 100,000,000 shares). PCA, Sierra Sub and Sierra will, through their respective Boards of Directors, subject to their fiduciary duties to their shareholders under applicable law, recommend to their respective stockholders and shareholders approval of such matters. PCA and Sierra shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof.

     5.4. LEGAL CONDITIONS TO MERGER. Each of PCA, Sierra and Sierra Sub will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (including furnishing all information required under the HSR Act, in connection with the Approvals and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of PCA, Sierra and Sierra Sub will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Sierra, PCA or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

     5.5. STOCK EXCHANGE LISTING. Sierra shall use all reasonable efforts to cause the shares of Sierra Common Stock to be issued in the Merger and the shares of Sierra Common Stock to be reserved for issuance upon exercise of PCA Stock Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

     5.6. EMPLOYEE BENEFIT PLANS. PCA agrees to take all necessary steps at or prior to the Closing to terminate effective as of the Closing, the following Designated Plans (as disclosed on SCHEDULE 3.1(o)): (i) the 1986 Incentive Stock Option Plan, (ii) the 1986 Non-Qualified Stock Option Plan and (iii) the 1993 Stock Option Plan. PCA also agrees that, on or after the date of this Agreement, it will not issue any stock option or any other award pursuant to the 1993 Stock Option Plan, the 1986 Incentive Stock Option Plan and the 1986 Non-Qualified Stock Option Plan (collectively, the "PCA Plans") and PCA agrees that the remaining Designated Plans, if any, will continue subsequent to the Closing, but may be terminated at any time thereafter provided that at such time the employees of the Surviving Corporation or its Subsidiaries are either covered under a Plan, if any, providing benefits of the same nature that is maintained by either Sierra or a Subsidiary for its employees or by a Plan comparable to any such Plan.

     5.7. STOCK OPTIONS.

          (a) At the Effective Time, each outstanding option to purchase shares of PCA Common Stock (a "PCA Stock Option" or collectively, "PCA Stock Options") issued pursuant to PCA Plans, issued to Jackson Memorial Foundation and to The University of Miami, and issued to employees of PCA not pursuant to the PCA Plans or any other stock option plan, whether vested or unvested, shall be assumed by Sierra. Each PCA Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such PCA Stock Option, the same number of shares of Sierra Common Stock as the holder of such PCA Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the shares of PCA Common Stock otherwise purchasable pursuant to such PCA Stock Option divided by (z) the number of full shares of Sierra Common Stock deemed purchasable pursuant to such PCA Stock Option; provided, however, that in the case of any option to which section 421 of the Code applies by reason of its qualification under section 422 of the Code ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with section 424(a) of the Code.

          (b) As soon as practicable after the Effective Time, Sierra shall deliver to the holders of PCA Stock Options appropriate notices setting forth such holders' rights pursuant to the respective PCA Plans and the agreements evidencing the grants of such Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.7 after giving effect to the Merger). Sierra shall comply with the terms of the PCA Plans and ensure, to the extent required by, and subject to the provisions of, such Plans, that PCA Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as qualified stock options after the Effective Time.

          (c) Sierra shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Sierra Common Stock for delivery upon exercise of PCA Stock Options assumed in accordance with this Section
     5.7. As soon as practicable after the Effective Time, Sierra shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Sierra Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Sierra shall administer PCA Plans assumed pursuant to this Section 5.7 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable PCA Plan complied with such rule prior to the Merger.

     5.8. BROKERS OR FINDERS. Each of Sierra and PCA represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Bear, Stearns & Co., whose fees and expenses will be paid by PCA in accordance with PCA's agreement with such firm (copies of which have been delivered by PCA to Sierra prior to the date of this Agreement), and Salomon Brothers Inc, whose fees and expenses will be paid by Sierra in accordance with Sierra's agreement with such firm (copies of which have been delivered by Sierra to PCA prior to the date of this Agreement), and each of Sierra and PCA respectively agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

     5.9. ACCESS TO SIERRA RECORDS. Upon reasonable notice, Sierra shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of PCA, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Sierra shall (and shall cause its Subsidiaries to) furnish promptly to PCA (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, PCA will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason PCA shall promptly return all nonpublic documents obtained from Sierra or its Subsidiaries, and any copies made of such documents, to Sierra.

     5.10. EMPLOYMENT AGREEMENTS. Sierra shall, as of or prior to the Effective Time, have offered to, which offer has not been revoked or rescinded, to enter into employment contracts with the persons set forth on EXHIBIT 5.10 on the terms set forth in the forms of Employment Agreements attached hereto as
EXHIBIT 5.10.

     5.11.  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

          (a) From and after the Effective Time, Sierra and the Surviving Corporation shall, jointly and severally indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of PCA or any of its Subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Sierra, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer, director or employee of PCA or any of its Subsidiaries, whether such Claim pertains to any matter or fact arising, existing or occurring at or prior to the Effective Time (including, without limitation, the Merger and other transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time (the "Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent PCA would have been permitted under Delaware law and its Certificate of Incorporation and Bylaws to indemnify such person (and Sierra shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law and under such Certificate of Incorporation or Bylaws, upon receipt of any undertaking required by such Certificate of Incorporation, Bylaws or applicable law). Any Indemnified Party wishing to claim indemnification under this Section 5.11(a), upon learning of any Claim, shall notify Sierra (but the failure so to notify Sierra shall not relieve it from any liability which Sierra may have under this Section 5.11(a) except to the extent such failure prejudices Sierra) and shall deliver to Sierra any undertaking required by such Certificate of Incorporation, Bylaws or applicable law. Each of Sierra and Surviving Corporation shall, jointly and severally use its best efforts to assure, to the extent permitted under applicable law, that all limitations of liability existing in favor of the Indemnified Parties as provided in PCA's Certificate of Incorporation and Bylaws, as in effect as of the date hereof, with respect to claims or liabilities arising from facts or events existing or occurring prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), shall survive the Merger. The obligations of Sierra and Surviving Corporation described in this Section 5.11(a) shall continue in full force and effect, without any amendment thereto, for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; and provided further that nothing in this
     Section 5.11(a) shall be deemed to modify applicable Delaware Indemnification of former officers and directors. The Indemnified Parties as a group may retain only one law firm at the expense of Sierra to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

          (b) Sierra and the Surviving Corporation shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of directors' and officers' liability insurance maintained by PCA and its Subsidiaries (provided that Sierra and the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties in all material respects so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated hereby, occurring prior to, and including, the Effective Time, provided that, in the event that any Claim is asserted or made within such six-year period, such insurance shall be continued in respect of any such Claim until final disposition of any and all such Claims. Notwithstanding anything to the contrary contained elsewhere herein, Sierra's and Surviving Corporation's agreement set forth above shall be limited to cover claims only to the extent that those claims are not covered under PCA's directors' and officers' insurance policies (or any substitute policies permitted by this Section 5.11(b)).

          (c) The obligations of Sierra and the Surviving Corporation under this Section 5.11 are intended to benefit, and be enforceable against Sierra and the Surviving Corporation directly by, the Indemnified Parties, and shall be binding on all respective successors of Sierra and the Surviving Corporation.

     5.12. ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of shareholders of Sierra and of stockholders of PCA described in Section 6.1(a), including cooperating fully with the other party, including by provision of information and making of all necessary filings in connection with, among other things the HSR Act. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     5.13. POOLING. Sierra and PCA each agrees that it will not knowingly take any action which would have the effect of jeopardizing the treatment of the Merger as a "pooling-of-interests" for accounting purposes.

     5.14. NO ACTIONS INCONSISTENT WITH TAX-FREE REORGANIZATION. PCA and each of its Subsidiaries, Sierra and Sierra Sub shall (and, following the Effective Time, Sierra shall cause the Surviving Corporation to) take no action with respect to the capital stock, assets or liabilities of the Surviving Corporation that would cause the Merger not to qualify as a "reorganization" within the meaning of Sections 368(a)(1)(A) and (a)(2)(E) of the Code.

     5.15.  SIERRA'S BOARD OF DIRECTORS.

          (a) The Board of Directors of Sierra will take action prior to the Effective Time to cause the number of directors comprising the full Board of Directors of Sierra at the Effective Time to be increased to nine persons, and the three persons listed on EXHIBIT 5.15 as the PCA designees to the Board of Directors of Sierra shall be elected to the Board of Directors of Sierra by the Sierra Board of Directors effective at the Effective Time, such increase in number and such election to be subject to the Closing. The Sierra Board of Directors will also take action prior to the Effective Time to cause the committees of the Board of Directors of Sierra at the Effective Time to be the committees listed on EXHIBIT 5.15, having the membership noted on such Exhibit, such action to be subject to the Closing. Following the Effective Time, the Board of Directors of Sierra will take action to cause one person to be designated by mutual agreement of the PCA designees and the Sierra designees to be elected to the Board of Directors of Sierra. If prior to the Effective Time, any PCA designee for director set forth on EXHIBIT 5.15, or if during the two years after the Effective Time, any PCA designated director shall decline or be unable to serve as a director of Sierra, the other PCA designees or the remaining PCA designated directors, as the case may be, shall designate another person to serve in such person's stead, subject to the approval of a majority of the Sierra designated directors at that time, which approval shall not be unreasonably withheld. If during the two years after the Effective Time, any Sierra designated director shall decline or be unable to serve as a director of Sierra, the remaining Sierra designated directors shall designate another person to serve in such person's stead. Sierra agrees that, during the two year period after the Effective Time, it shall cause at least one PCA designee listed on
     EXHIBIT 5.16 (or his successor chosen pursuant to this Section 5.15(a)) to be a member of each of the Committees set forth on EXHIBIT 5.16 of the Board of Directors of Sierra. Sierra shall take all appropriate action for two years after the Effective Time to assist in the nomination for election as directors of the PCA designees listed on EXHIBIT 5.15 (or any successor chosen pursuant to this Section 5.15(a)).

          (b) Each person designated by PCA to serve on the Board of Directors of Sierra, and any person subsequently appointed to the Board of Directors of Sierra by such designees pursuant to Section 5.15(a), shall be covered by the 1995 Employee Directors Stock Plan and the prior service of any such person on the PCA Board of Directors shall count as service on the Board of Directors of Sierra for all purposes under such plan.

     5.16.  APPOINTMENT OF DIRECTORS TO COMMITTEES.  Sierra's Board of
Directors shall take the requisite action to appoint at the Effective Time those individuals set forth on EXHIBIT 5.16 as members of the executive and operating committees of the Board of Directors of Sierra as set forth on such EXHIBIT 5.16.

     5.17. ELECTION OF OFFICERS OF SIERRA. Sierra's Board of Directors shall take the requisite action to elect at the Effective Time those individuals set forth on EXHIBIT 5.10 to the offices set forth in their respective Employment Agreement, understanding that such individuals will be entitled to all rights under their existing employment contracts with PCA.

     5.18. HEADQUARTERS. PCA and Sierra agree that commencing at the Effective Time the headquarters of the Surviving Corporation shall be located in Las Vegas, Nevada.



                          ARTICLE VI.  CONDITIONS PRECEDENT

     6.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) APPROVAL. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of a majority of the votes that the holders of the outstanding shares of PCA Common Stock are entitled to cast and shall have been approved by the affirmative vote of [a majority of the votes that the holders of the outstanding shares of Sierra Common Stock are entitled to cast]. Not more than ten percent (10%) of the holders of the outstanding shares of PCA Common Stock shall have delivered to PCA written demands for appraisal of such shares prior to the taking of the vote by the stockholders of PCA on the Merger.

          (b) NYSE LISTING. The shares of Sierra Common Stock issuable to PCA stockholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

          (c) OTHER APPROVALS. The filings provided for by Section 1.1 and the State Takeover Approvals and all authorizations, consents, orders or approvals (including State Approvals) of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the absence of which would have a Material Adverse Effect on Sierra or the Surviving Corporation shall have been filed, have occurred or been obtained.

          (d) S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (e) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect.

          (f) POOLING. The independent public accountants of each of PCA and Sierra shall have issued an opinion, addressed to them that the Merger will qualify for "pooling of interests" accounting treatment under applicable accounting rules, including, without limitation, applicable SEC accounting standards.

     6.2. CONDITIONS TO OBLIGATIONS OF SIERRA AND SIERRA SUB. The obligations of Sierra and Sierra Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Sierra and Sierra Sub:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of PCA set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except
     (i) as otherwise contemplated by this Agreement or (ii) to the extent that any omission or misrepresentation would not have a Material Adverse Effect on PCA. Sierra shall have received a certificate signed on behalf of PCA by the chief executive officer and by the chief financial officer of PCA to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF PCA. PCA shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date where the failure to do so would have a Material Adverse Effect on PCA, and Sierra shall have received a certificate signed on behalf of PCA by the Chief Executive Officer and by the Chief Financial Officer of PCA to such effect.

          (c) LETTER FROM PCA AFFILIATES. Sierra shall have received from each person named in the letter referred to in Section 4.1(k) an executed copy of an agreement substantially in the form of EXHIBIT 4.1(K).

          (d) TAX OPINION. The opinion of Morgan, Lewis & Bockius LLP, counsel to Sierra, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Sierra, Sierra Sub and PCA will each be a party to that reorganization within the meaning of Section 368(b) of the Code, dated on or about the date that is two business days prior to the date the Proxy Statement is first mailed to stockholders of PCA and to the shareholders of Sierra, shall not have been withdrawn or modified in any material respect.

          (e) CONSENTS UNDER AGREEMENTS. PCA shall have obtained the consent or approval of each person (other than Sierra and its Subsidiaries and affiliates) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of PCA or any Subsidiary of PCA under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not have a Material Adverse Effect on Sierra following the Merger, including the Surviving Corporation and its Subsidiaries.

          (f) NO REPEAL OF RESOLUTIONS. Except as permitted by the terms of this Agreement, neither the Board of Directors of PCA nor any committee thereof shall have rescinded or repealed, or amended to change the terms of this Agreement, the resolutions adopted by the Board of Directors on November 2, 1996 (accurate and complete copies of which will be provided to Sierra).

     6.3. CONDITIONS OF OBLIGATIONS OF PCA. The obligation of PCA to effect the Merger is subject to the satisfaction of the following conditions unless waived by PCA:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sierra and Sierra Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except
     (i) as otherwise contemplated by this Agreement or (ii) to the extent that any omission or misrepresentation would not have a Material Adverse Effect on Sierra. PCA shall have received a certificate signed on behalf of Sierra by the Chief Executive Officer or the President or the Vice Chairman or and by the chief financial officer of Sierra to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF SIERRA AND SIERRA SUB. Sierra and Sierra Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date where the failure to do so would have a Material Adverse Effect on Sierra, and PCA shall have received a certificate signed on behalf of Sierra by the Chief Executive Officer or the President or the Vice Chairman and by the chief financial officer of Sierra to such effect.

          (c) TAX OPINION. The opinion of Fulbright & Jaworski L.L.P., counsel to PCA, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Sierra, Sierra Sub and PCA will each be a party to that reorganization within the meaning of Section 368(b) of the Code, dated on or about the date that is two business days prior to the date the Proxy Statement is first mailed to stockholders of PCA and of Sierra, shall not have been withdrawn or modified in any material respect.

          (d) CONSENTS UNDER AGREEMENTS. Sierra shall have obtained the consent or approval of each person (other than PCA and its Subsidiaries and affiliates) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not have a Material Adverse Effect on Sierra following the Merger, including the Surviving Corporation and its Subsidiaries.

          (e) NO REPEAL OF RESOLUTIONS. Except as permitted by the terms of this Agreement, neither the Board of Directors of Sierra nor any committee thereof shall have rescinded or repealed, or amended to change the terms of this Agreement, the resolutions adopted by the Board of Directors at a meeting duly called and held on November 1, 1996 (accurate and complete copies of which will be provided to PCA).

                       ARTICLE VII.  TERMINATION AND AMENDMENT

     7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of PCA or by the shareholders of
Sierra:

          (a)  by mutual consent of Sierra and PCA;

          (b)  by

            (i) Sierra if there has been a breach of any representation, warranty, covenant or agreement on the part of PCA set forth in this Agreement that would have a Material Adverse Effect on PCA so that the conditions set forth in Section 6.2(a) or (b) would be incapable of being satisfied within forty-five (45) days of notice of such breach; provided that in any case, a wilful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 7.1(b),

            (ii) PCA if there has been a breach of any representation, warranty, covenant or agreement on the part of Sierra or Sierra Sub set forth in this Agreement that would have a Material Adverse Effect on Sierra so that the conditions set forth in Section 6.3(a) or (b) would be incapable of being satisfied within sixty (60) days of notice of such breach provided that in any case, a wilful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 7.1(b), or

            (iii) either Sierra or PCA if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable;

          (c) by either Sierra or PCA if the Merger shall not have been consummated on or before March 31, 1997, unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement;

          (d) by either Sierra or PCA if any required approval of the stockholders of PCA or shareholders of Sierra shall not have been obtained by reason of the failure to obtain the required affirmative vote at a duly held meeting of shareholders of Sierra or stockholders of PCA or at any adjournment thereof;

          (e) by either Sierra or PCA to the extent permitted under Section 8.2 or 8.3.; or

          (f) by Sierra (i) within three business days of the receipt by Sierra of a final report by Mercer with respect to the Workers' Compensation Business which concludes that the reasonable and adequate reserves for the Workers' Compensation Business with respect to those certain "blocks" has increased from the Mercer draft report referred to in Section 3.1(g)(iii) of $317.3 million and exceeds the $362.6 million reserve accrued on the financial books and records of PCA, or (ii) on or before 5:00 p.m. Miami time on November 18, 1996, in the event that the Florida Department of Insurance shall not have approved on or before November 15, 1996, the transfer to ZC Insurance Company of Florida Workers' Compensation policies currently being written by PCA P&C.

     7.2. EFFECT OF TERMINATION. In the event of termination of this Agreement by either PCA or Sierra as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Sierra, Sierra Sub or PCA or their respective officers or directors except
(y) with respect to the last sentence of Sections 4.1(j) and 5.9, and Sections 5.8, 7.5, 8.2, 8.3 and 8.4 and (z) to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement except as provided in Section 9.7.

     7.3. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of PCA or, the shareholders of Sierra, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders or shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

     7.5. FEES AND EXPENSES.

          (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, and, in connection therewith, each of Sierra and PCA shall pay, with its own funds and not with funds provided by the other party, any and all property or transfer taxes imposed on such party or any real property tax imposed on any holder of shares in such party resulting from the Merger, except that expenses incurred in connection with printing and mailing the Proxy Statement and the S-4 shall be shared equally by Sierra and PCA.

          (b)  PCA agrees that if Sierra terminates this Agreement pursuant to
     Section 7.1(b), then on the Payment Date (as defined below), PCA shall pay to Sierra an amount equal to $3,000,000 plus all of Sierra's Expenses, including Sierra's share of the Expenses described in Section 7.5(a), which sum PCA and Sierra agree is reasonable under the circumstances since it would be impracticable and extremely difficult to fix the actual damage to Sierra in the case of such a termination. For purposes of this Section 7.5(b), the "Payment Date" is the date not less than 10 days following the termination of this Agreement by Sierra giving rise to payment under this Section 7.5(b), and not later than two business days after the date of delivery of a notice of demand pursuant to Section 7.5(e). PCA shall not be obligated to pay the amounts set forth in the first sentence of this Section 7.5(b) if PCA terminates this Agreement pursuant to Section 7.1(b) or 7.1(c) or as a result of the failure of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied.

          (c)  Sierra agrees that if PCA terminates this Agreement pursuant to
     Section 7.1(b), then on the Payment Date (as defined below), Sierra shall pay to PCA an amount equal to $3,000,000 plus all of PCA's Expenses, including PCA's share of the Expenses described in Section 7.5(a), which sum Sierra and PCA agree is reasonable under the circumstances since it would be impracticable and extremely difficult to fix the actual damage to PCA in the case of such a termination. For purposes of this
     Section 7.5(c), the "Payment Date" is the date not less than 10 days following the termination of this Agreement by PCA giving rise to payment under this Section 7.5(c), and not later than two business days after the date of delivery of a notice of demand pursuant to Section 7.5(e). Sierra shall not be obligated to pay the amounts set forth in the first sentence of this Section 7.5(c) if Sierra terminates this Agreement pursuant to
     Section 7.1(b) or 7.1(c) or as a result of the failure of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied.

          (d)  PCA and Sierra each agree that (i) except as set forth in clause
     (ii) below, the payment provided for in Sections 7.5(b), 7.5(c), 8.2, 8.3 and 8.4 shall be the sole and exclusive remedy of Sierra and PCA upon any termination of this Agreement as described in such sections and such remedies shall be limited to the sum stipulated in such sections regardless of the circumstances (including willful or deliberate conduct) giving rise to such termination, and (ii) with respect to any termination of this Agreement pursuant to Section 7.1(b), all remedies available to the other party either in law or equity shall be preserved and survive the termination of this Agreement.

          (e) Any payment required to be made pursuant to Section 7.5(b) or 7.5(c) shall be made to the party entitled to such payment not later than two business days after delivery to the party obligated to make such payment of notice of demand for payment and an itemization setting forth in reasonable detail all Expenses of such entitled party (which itemization may be supplemented and updated from time to time by such entitled party until the 60th day after such entitled party delivers such notice of demand for payment), and shall be made by wire transfer of immediately available funds to an account designated by such entitled party in the notice of demand for payment delivered pursuant to this Section 7.5(e).

               ARTICLE VIII.  SPECIAL PROVISIONS AS TO CERTAIN MATTERS

     8.1. TAKEOVER DEFENSES OF PCA AND SIERRA.

          (a) No later than the fifth business day after the date of the announcement of the execution of this Agreement, each of PCA and Sierra will amend their respective Rights Agreements, as necessary, (i) to prevent this Agreement or the consummation of the transactions contemplated hereby from resulting in the distribution of separate rights certificates or the occurrence of a Distribution Date (as defined therein) or being deemed a Triggering Event (as defined therein) and (ii) to provide that neither Sierra, Sierra Sub nor PCA shall be deemed to be an Acquiring Person (as defined therein) by reason of the transactions contemplated by this Agreement.

          (b) Pursuant to Section 8.1(a), the Board of PCA shall take all necessary action to amend the PCA Rights Agreement so that (i) none of the execution or delivery of this Agreement or the exchange of the shares of PCA Common Stock for the shares of Sierra Common Stock in accordance with
     Article II will cause (A) the PCA Rights distributed pursuant to the PCA Rights Agreement to become exercisable under the PCA Rights Agreement, (B) Sierra or any of the Sierra Subsidiaries to be deemed an "Acquiring Person" (as defined in the PCA Rights Agreement), or (C) the "Shares Acquisition Date" (as defined in the PCA Rights Agreement) to occur upon any such event and (ii) the "Final Expiration Date" (as defined in the PCA Rights Agreement) of the PCA Rights shall occur immediately prior to the Effective Time. PCA agrees to take all necessary action to amend the PCA Rights Agreement so that the consummation of the Merger, on the terms permitted hereunder, will not cause any of the effects referred to in Section 3 or 13 of the PCA Rights Agreement to occur; provided, however, that PCA shall not be required to make such amendments to the PCA Rights Agreement if (i) Sierra has not performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the consummation of the Merger or (ii) PCA obtains and there is in force from the Delaware Court of Chancery an order permanently, preliminarily or temporarily declaring that the making of such amendments to the PCA Rights Agreement would be contrary to the fiduciary duties of the Board of Directors of PCA.

          (c) PCA and Sierra shall each take such action with respect to any other anti-takeover provisions in their respective charters or afforded either of them by statute to the extent necessary to consummate the Merger on the terms set forth in this Agreement.

     8.2. NO SOLICITATION.

          (a) PCA shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor, agent or representative of PCA or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any takeover proposal, (ii) enter into any agreement (other than confidentiality and standstill agreements in accordance with the immediately following proviso) with respect to any takeover proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, in the case of this clause (iii), that prior to the vote of stockholders of PCA for approval of the Merger (and not thereafter if the Merger is approved thereby) to the extent required by the fiduciary obligations of the Board of Directors of PCA, determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, PCA may, in response to an unsolicited request therefor, furnish information to any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) pursuant to a confidentiality agreement on substantially the same terms as provided in Confidentiality Agreement between PCA and Sierra (the "Confidentiality Agreement"). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of PCA or any of its Subsidiaries or any investment banker, attorney or other advisor, agent or representative of PCA, whether or not such person is purporting to act on behalf of PCA or otherwise, shall be deemed to be a material breach of this Agreement by PCA. For purposes of this Section 8.2, "takeover proposal" means (i) any proposal, other than a proposal by Sierra or any of its affiliates, for a merger or other business combination involving PCA, (ii) any proposal or offer, other than a proposal or offer by Sierra or any of its affiliates, to acquire from PCA or any of its affiliates in any manner, directly or indirectly, an equity interest in PCA or any Subsidiary, any voting securities of PCA or any Subsidiary or a material amount of the assets of PCA and its Subsidiaries, taken as a whole, or (iii) any proposal or offer, other than a proposal or offer by Sierra or any of its affiliates, to acquire from the stockholders of PCA by tender offer, exchange offer or otherwise more than 20% of the outstanding shares of PCA Common Stock.

          (b) Neither the Board of Directors of PCA nor any committee thereof shall, except in connection with the termination of this Agreement pursuant to Section 7.1(a), (b), or (f), (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Sierra or Sierra Sub the approval or recommendation by the Board of Directors of PCA or any such committee of this Agreement or the Merger or take any action having such effect, provided, that a statement by the Board of Directors of PCA to its stockholders as contemplated by Rule 14e-2(a) following Sierra's receipt of a Notice of Superior Proposal (as defined below) shall not be deemed to constitute a withdrawal or modification of its recommendation of this Agreement or the Merger, or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal. Notwithstanding the foregoing, in the event the Board of Directors of PCA receives a takeover proposal that, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel), it determines to be a superior proposal, the Board of Directors may withdraw or modify its approval or recommendation of this Agreement or the Merger and may (subject to the following sentence) terminate this Agreement, in each case at any time after midnight on the next business day following Sierra's receipt of written notice (a "Notice of Superior Proposal") advising Sierra that the Board of Directors has received a takeover proposal which it has determined to be a superior proposal, specifying the material terms and conditions of such superior proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the person making such superior proposal. PCA may terminate this Agreement pursuant to the preceding sentence only if the stockholders of PCA shall not yet have voted upon the Merger and PCA shall have paid to Sierra the PCA Termination Fee (as defined in Section 8.4(a)). Any of the foregoing to the contrary notwithstanding, PCA may engage in discussions with any person or group that has made an unsolicited takeover proposal for the limited purpose of determining whether such proposal is a superior proposal. Nothing contained herein shall prohibit PCA from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) following Sierra's receipt of a Notice of Superior Proposal.

          (c) In the event that the Board of Directors of PCA or any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Sierra or Sierra Sub the approval or recommendation by the Board of Directors of PCA or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal, Sierra may terminate this Agreement.

          (d) For purposes of this Section 8.2, a "superior proposal" means any bona fide takeover proposal to acquire, directly or indirectly, for consideration consisting of cash, securities or a combination thereof, all of the shares of PCA Common Stock then outstanding or all or substantially all the assets of PCA, and otherwise on terms that a majority of the disinterested members of the Board of Directors of PCA determines in its good faith reasonable judgment (based on the written advice of a financial advisor of nationally recognized reputation, a copy of which shall be provided to Sierra) to be more favorable to PCA's stockholders than the Merger.

          (e) In addition to the obligations of PCA set forth in paragraph (b), PCA shall promptly advise Sierra orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal, the material terms and conditions of such inquiry or takeover proposal (including the financing for such proposal and a copy of such documents conveying such proposal), and the identity of the person making any such takeover proposal or inquiry. PCA will keep Sierra fully informed of the status and details of any such takeover proposal or inquiry.

     8.3. NO SOLICITATION.

          (a) Sierra shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor, agent or representative of Sierra or any of its subsidiaries to, directly or indirectly,
     (i) solicit, initiate or encourage the submission of any takeover proposal,
     (ii) enter into any agreement (other than confidentiality and standstill agreements in accordance with the immediately following proviso) with respect to any takeover proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, in the case of this clause (iii), that prior to the vote of shareholders of Sierra for approval of the Merger (and not thereafter if the Merger is approved thereby) to the extent required by the fiduciary obligations of the Board of Directors of Sierra, determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, Sierra may, in response to an unsolicited request therefor, furnish information to any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) pursuant to a confidentiality agreement on substantially the same terms as provided in Confidentiality Agreement. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of Sierra or any of its Subsidiaries or any investment banker, attorney or other advisor, agent or representative of Sierra, whether or not such person is purporting to act on behalf of Sierra or otherwise, shall be deemed to be a material breach of this Agreement by Sierra. For purposes of this Section 8.3, "takeover proposal" means (i) any proposal, other than a proposal by PCA or any of its affiliates, for a merger or other business combination involving Sierra, (ii) any proposal or offer, other than a proposal or offer by PCA or any of its affiliates, to acquire from Sierra or any of its affiliates in any manner, directly or indirectly, an equity interest in Sierra or any Subsidiary, any voting securities of Sierra or any Subsidiary or a material amount of the assets of Sierra and its Subsidiaries, taken as a whole, or
     (iii) any proposal or offer, other than a proposal or offer by PCA or any of its affiliates, to acquire from the shareholders of Sierra by tender offer, exchange offer or otherwise more than 20% of the outstanding shares of Sierra Common Stock.

          (b) Neither the Board of Directors of Sierra nor any committee thereof shall, except in connection with the termination of this Agreement pursuant to Section 7.1(a), (b), or (f), (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to PCA the approval or recommendation by the Board of Directors of Sierra or any such committee of this Agreement or the Merger or take any action having such effect, provided, that a statement by the Board of Directors of Sierra to its stockholders as contemplated by Rule 14e-2(a) following PCA's receipt of a Notice of Superior Proposal (as defined below) shall not be deemed to constitute a withdrawal or modification of its recommendation of this Agreement or the Merger, or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal. Notwithstanding the foregoing, in the event the Board of Directors of Sierra receives a takeover proposal that, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel), it determines to be a superior proposal, the Board of Directors may withdraw or modify its approval or recommendation of this Agreement or the Merger and may (subject to the following sentence) terminate this Agreement, in each case at any time after midnight on the next business day following PCA's receipt of written notice (a "Notice of Superior Proposal") advising PCA that the Board of Directors has received a takeover proposal which it has determined to be a superior proposal, specifying the material terms and conditions of such superior proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the person making such superior proposal. Sierra may terminate this Agreement pursuant to the preceding sentence only if the shareholders of Sierra shall not yet have voted upon the Merger and Sierra shall have paid to PCA the Sierra Termination Fee (as defined in Section 8.4(b)). Any of the foregoing to the contrary notwithstanding, Sierra may engage in discussions with any person or group that has made an unsolicited takeover proposal for the limited purpose of determining whether such proposal is a superior proposal. Nothing contained herein shall prohibit Sierra from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) following PCA's receipt of a Notice of Superior Proposal.

          (c) In the event that the Board of Directors of Sierra or any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to PCA the approval or recommendation by the Board of Directors of Sierra or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal, PCA may terminate this Agreement.

          (d) For purposes of this Section 8.3, a "superior proposal" means any bona fide takeover proposal to acquire, directly or indirectly, for consideration consisting of cash, securities or a combination thereof, all of the shares of Sierra Common Stock then outstanding or all or substantially all the assets of Sierra, and otherwise on terms that a majority of the disinterested members of the Board of Directors of Sierra determines in its good faith reasonable judgment (based on the written advice of a financial advisor of nationally recognized reputation, a copy of which shall be provided to PCA) to be more favorable to Sierra's shareholders than the Merger.

          (e) In addition to the obligations of Sierra set forth in paragraph (b), Sierra shall promptly advise PCA orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal, the material terms and conditions of such inquiry or takeover proposal (including the financing for such proposal and a copy of such documents conveying such proposal), and the identity of the person making any such takeover proposal or inquiry. Sierra will keep PCA fully informed of the status and details of any such takeover proposal or inquiry.

     8.4. PROVISION FOR ADDITIONAL FEE AND EXPENSE REIMBURSEMENTS.

          (a) PCA agrees to pay Sierra a fee in immediately available funds of $17,000,000 (the "PCA Termination Fee") promptly upon the termination of this Agreement in the event this Agreement is terminated by (i) Sierra as permitted by Section 8.2 or (ii) PCA other than as permitted by this Agreement. In addition to the PCA Termination Fee payable pursuant to clause (ii) of the immediately preceding sentence, Sierra shall be entitled to the fees and expenses provided in Section 7.5(b) and any other remedies including actual damages and specific performance, as permitted by law or equity. Further, in the event the stockholders of PCA vote upon the Merger and do not approve the Merger and this Agreement is terminated pursuant to
     Section 7.1(d), PCA agrees to pay to Sierra the PCA Termination Fee if after the date hereof and before such termination of this Agreement or within six months following the date of such termination of this Agreement a takeover proposal shall have been made, such payment to be made upon the consummation of such takeover. In all other instances covered by the foregoing provisions of this Section 8.4(a), the PCA Termination Fee shall be payable promptly upon termination of this Agreement.

          (b) Sierra agrees to pay PCA a fee in immediately available funds of $17,000,000 (the "Sierra Termination Fee") promptly upon the termination of this Agreement in the event this Agreement is terminated by (i) PCA as permitted by Section 8.3 or (ii) Sierra other than as permitted by this Agreement. In addition to the Sierra Termination Fee payable pursuant to clause (ii) of the immediately preceding sentence, PCA shall be entitled to the fees and expenses provided in Section 7.5(c) and any other remedies, including actual damages and specific performance, as permitted by law or equity. Further, in the event the shareholders of Sierra vote upon the Merger and do not approve the Merger and this Agreement is terminated pursuant to Section 7.1(d), Sierra agrees to pay to PCA the Sierra Termination Fee if after the date hereof and before such termination of this Agreement or within six months following the date of such termination of this Agreement a takeover proposal shall have been made, such payment to be made upon the consummation of such takeover. In all other instances covered by the foregoing provisions of this Section 8.4(b), the Sierra Termination Fee shall be payable promptly upon termination of this Agreement.

                           ARTICLE IX.  GENERAL PROVISIONS

     9.1. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 2.1, 2.2, 5.6 through 5.17, Section 7.5 and Article IX and the agreements of the "affiliates" of PCA delivered pursuant to Section 4.1(l).

     9.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  if to Sierra or Sierra Sub, to

          Sierra

          or

          Sierra Acquisition Corp.

          2724 North Tenaya Way
          Las Vegas, NV 89128
          (702) 242-7180
          Telecopy No. (702) 242-7915
          Attention:  Chief Executive Officer

     with a copy to

          2724 North Tenaya Way
          Las Vegas, NV 89128
          (702) 242-7189
          Telecopy No. (702) 242-1532
          Attention:  General Counsel
     and to

          Morgan, Lewis & Bockius LLP
          5300 First Union Financial Center
          200 South Biscayne Boulevard
          Miami, Florida 33131-2339
          (305) 579-0300
          Telecopy No. (305) 579-0321
          Attention: John S. Fletcher

     and

     (b)  if to PCA, to


          5835 Blue Lagoon Drive
          Miami, FL 33126
          (305) 265-2840
          Telecopy No. (305) 264-2771
          Attention: Chief Financial Officer

     with a copy to


          5835 Blue Lagoon Drive
          Miami, FL 33126
          (305) 265-2920
          Telecopy No. (305) 267-4811
          Attention: General Counsel

     and a copy to

          Fulbright & Jaworski L.L.P.
          1301 McKinney, Suite 5100
          Houston, Texas 77010-3095
          (713) 651-5151
          Telecopy No. (713) 651-5246
          Attention: Robert F. Gray, Jr.

     9.3. INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth on the last page of this Agreement.

     9.4. SCHEDULES. Any information set forth in any Schedule to this Agreement shall be responsive to any disclosure required to be provided pursuant to the terms of any of the Sections of this Agreement and not only the Section of this Agreement to which such Schedule relates. Any information set forth in a Schedule that is not required to be provided pursuant to the terms of the Section of this Agreement to which such Schedule relates is provided for informational purposes only and shall not be construed as expanding or modifying the representation, warranty or benchmark contained in such section. The listing of or reference in a Schedule to any notice, claim, demand, inquiry or threat shall not be construed as an admission of the truth or accuracy thereof or an admission of responsibility or liability. The inclusion of a particular item or matter on a Schedule shall not be construed as an admission by party delivering such Schedule that such item or matter falls within the scope of any materiality or other qualifications or limitations to the representation, warranty, benchmark or matter to which such Schedule relates.

     9.5. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.6. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; RIGHTS OF OWNERSHIP. This Agreement (including the documents and the instruments referred to herein)
(a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) except as provided in Sections 5.6, 5.7, 5.10, 5.11, 5.15, 5.16, 5.17 and 5.19 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that, except as hereinafter agreed to in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

     9.7. GOVERNING LAW. This Agreement, the transactions contemplated hereby and the rights of the parties hereunder and under statutory and common law with respect to the transactions contemplated hereby shall be governed and construed in accordance with the laws of the State of Delaware.

     9.8. NO REMEDY IN CERTAIN CIRCUMSTANCES. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

     9.9. PUBLICITY. Except as otherwise required by law or the rules of the NYSE and the Nasdaq National Market, so long as this Agreement is in effect, neither PCA nor Sierra shall, or shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without reviewing the same with the other party.

     9.10. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sierra Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Sierra or to any direct or indirect wholly owned Subsidiary of Sierra. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.


                               [signature page follows]

     IN WITNESS WHEREOF, Sierra, Sierra Sub and PCA have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

                                       SIERRA HEALTH SERVICES, INC.



                                       By: [Signature Illegible]
                                           -----------------------------

Attest:


/s/ Frank E. Collins
-------------------------------
SECRETARY

                                       SIERRA ACQUISITION CORP.



                                       By: [Signature Illegible]
                                           -----------------------------

Attest:


/s/ Frank E. Collins
-------------------------------
SECRETARY

                                       PHYSICIAN CORPORATION OF AMERICA



                                       By: [Signature Illegible]
                                           -----------------------------


Attest:


/s/ John Hageman
-------------------------------
SECRETARY